Execution Copy

AMENDED AND RESTATED
LOAN AND GUARANTY AGREEMENT

by and among

COLLECTIVE BRANDS FINANCE, INC.

as Borrower,

THE GUARANTORS SIGNATORY HERETO,

as Credit Parties,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO RETAIL FINANCE, LLC

as Joint Lead Arranger, Joint Bookrunner and Administrative Agent

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arranger and Joint Bookrunner

Dated as of August 17, 2007

AMENDED AND RESTATED LOAN AND GUARANTY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND GUARANTY AGREEMENT (this “Agreement”), is entered into as of August 17, 2007, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as joint lead arranger, joint bookrunner and administrative agent for the Lenders (“Agent”) and CITIGROUP GLOBAL MARKETS INC., as joint lead arranger and joint bookrunner and, on the other hand, COLLECTIVE BRANDS FINANCE, INC., a Nevada corporation (formerly known as Payless ShoeSource Finance, Inc.) (“Borrower”) and the Guarantors identified on the signature pages hereof (together with Borrower, the “Credit Parties” and each individually as a “Credit Party”).

WHEREAS, Borrower (then known as “Payless ShoeSource Finance, Inc.”), Agent and certain financial institutions (such financial institutions, the “Existing Lenders”) are party to a Loan, Guaranty and Security Agreement dated as of January 15, 2004 (as amended through the date hereof, the “Prior Loan Agreement”); and

WHEREAS, Borrower, Agent and the Existing Lenders have agreed to amend and restate the Prior Loan Agreement, subject to the terms and conditions set forth herein, to, among other things, (i) cause the Guarantors to continue to guarantee the Obligations, (ii) finance in part the acquisition on the Closing Date of substantially all of the assets of The Stride Rite Corporation (“Target”) (the “Merger”), and (iii) provide working capital for Borrower and to provide funds for other general corporate purposes of Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Credit Agreement is amended and restated in its entirety as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person obligated on an Account and any Credit Card Processor.

“Acquisition Subsidiary” means San Jose Acquisition Corp., a Massachusetts corporation and a Wholly-Owned Subsidiary of the Parent.

“Additional Documents” has the meaning set forth in Section 4.3(b).

“Advance Rates” means the percentage rates set forth in the definition of “Borrowing Base”, as such percentage rates may be modified pursuant to Section 2.1(b).

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” ” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 15% or more of any class of Voting Stock of such Person; provided, however, “Affiliate” shall not include any holder of a minority interest in any Subsidiary of the Parent. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means WFRF, in its capacity as arranger and administrative agent hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by the Credit Parties to Agent under this Agreement or the other Loan Documents.

“Aggregate Payments” has the meaning set forth in Section 17.2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) an amount equal to the greater of (x) zero and (y) 50% of cumulative Consolidated Net Income for the period from the Closing Date until the last day of the then most recent fiscal quarter for which financial statements have been delivered to the Agent pursuant to Section 6.3; provided that, the amount in this clause (i) shall only be available if the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to any Investment or Restricted Payment actually made pursuant to Sections 7.10(j)(ii) and 7.8(c)(ii) hereof; and

(ii) the amount of any capital contributions (other than any such contribution consisting of Disqualified Stock) made in cash to the Parent (and contributed as common equity to the Borrower) from and including the Closing Date through and including the Reference Time, minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Sections 7.10(j)(ii) following the Closing Date and prior to the Reference Time; and

(ii) the aggregate amount of Restricted Payments pursuant to Section 7.8(c)(ii) following the Closing Date and prior to the Reference Time.

“Applicable Margin” means initially, the rates for Base Rate Loans and LIBOR Rate Loans set forth in Level I below and thereafter means the rates for Base Rate Loans and LIBOR Rate Loans set forth in the grid below based upon Average Utilization:

Level	Average Utilization	Base Rate Loans	LIBOR Rate Loans	Documentary Letters of Credit	Standby Letters of Credit
I	Up to and including $65,000,000	(0.25)%	0.875%	0.375%	0.875%
II	Greater than $65,000,000 but less than or equal to $150,000,000	(0.25)%	1.0%	0.50%	1.0%
III	Greater than $150,000,000 but less than or equal to $250,000,000	0.0%	1.25%	0.75%	1.25%
IV	Greater than $250,000,000	0.0%	1.50%	1.0%	1.50%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Utilization for the immediately preceding calendar quarter.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.23.

“Arrangers” means, collectively, WFRF and Citigroup Global Markets Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” means a sale, conveyance, transfer, lease or other disposition of any of its respective assets or any interest therein by the Borrower or any of its Restricted Subsidiaries (including the sale or factoring at maturity or collection of any accounts) to any Person, or a permitting or sufferance of any other Person to acquire any interest in any of the respective assets of the Borrower or any of its Restricted Subsidiaries or, except in the case of the Borrower, the issuance or sale of any shares of Stock or any Stock Equivalent, other than (i) the sale or disposition of Cash Equivalents, Inventory or other assets, in each case in the ordinary course of business, (ii) the sale or disposition of equipment that has become obsolete, damaged, surplus or otherwise no longer used or useful in the ordinary course of business or is replaced in the ordinary course of business, (iii) any Recovery Event (without giving effect to the limitations in the definition thereof), (iv) sales or other dispositions without recourse and in the ordinary course of business of overdue accounts receivable in connection with the compromise or collection thereof, (v) the licensing, sublicensing or other similar ordinary course transfers (but not sales) of intellectual property rights (on an exclusive or non-exclusive basis) to the extent that the foregoing occurs on an arms-length basis, (vi) the settlement, release or surrender of tort or other litigation claims, (vii) asset contributions for no cash consideration (or its equivalent) to the extent constituting an Investment permitted under clause (d) of the definition of “Permitted Investments,” (viii) Assets Sales among Credit Parties, (xi) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a Sale-Leaseback, (x) dispositions of property pursuant to a Permitted Sale-Leaseback, (xi) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for fair market value, 75% of which shall be payable in cash upon such sale, provided, however, that with respect to any such Asset Sale pursuant to this clause (xi), the total Dollar amount of the aggregate consideration received during any fiscal year for all such Asset Sales shall not exceed 2.0% of the Consolidated Net Tangible Assets of Borrower and the Restricted Subsidiaries taken as a whole at any time outstanding, (xii) any other sale or transfer or series of related sales or transfers that result in cash consideration of less than $1,000,000, (xiii) transfers to insurers as part of insurance settlements for losses to governmental authority for condemned property, (xiv) Store Closings within the Store Closing Basket and (xv) dispositions listed on Schedule 7.3.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means those individuals identified on Schedule A-2, as such schedule may be modified by written notice from Borrower to Agent from time to time.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations and all sublimits and Reserves then applicable hereunder).

“Average Utilization” means for any calendar quarter an amount equal to the sum of the Daily Balance of Revolver Usage for each day of such calendar quarter divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.

"Banking Services" means each and any of the following bank services provided to any Credit Party by any Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), in connection with Banking Services.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market at approximately 11 a.m. (London time) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Credit Party or ERISA Affiliate of any Credit Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means each Credit Party’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of the Records of each Credit Party relating to its business operations or financial condition, and all of its goods related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of Eligible Accounts, plus

(b) 90% of Eligible Credit Card Accounts, plus

(c) 90% times the then extant Net Liquidation Percentage times Eligible Inventory, minus

(d) the aggregate amount of Permitted Reserves, if any, established by the Agent.

“Borrowing Base Certificate” has the meaning set forth in Schedule 6.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of California, Kansas, Massachusetts or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States in each case maturing within thirteen months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard &Poor’s Rating Group (“S&P”) or at least P-1 from Moody’s Investors Service Inc. (“Moody’s”); (iii) (a) commercial paper maturing no more than thirteen months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s and (b) other corporate obligations maturing no more than thirteen months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within thirteen months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among the applicable Credit Party, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Change of Control” means any event or circumstance after which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended) of more than 50% of the voting stock of the Parent, (b) a majority of the board of directors of the Parent shall not be Continuing Directors or (c) Borrower shall cease to be a direct Wholly Owned Domestic Subsidiary of the Parent.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Business Plan” means the set of Projections of Parent and its Subsidiaries and the Target and its subsidiaries (on a combined basis) through the 2014 fiscal year, prepared on a quarterly basis through the end of 2007 (and annually thereafter).

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, other pledge or security agreements (including those in respect of Intellectual Property), the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Credit Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s Inventory or Books relating to the Collateral, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment relating to the Collateral.

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1 or pursuant to Section 2.2.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Concentration Accounts” has the meaning set forth in Section 2.7(a).

“Consignee/Bailee Location” means real property owned or leased by a Person constituting a “bailee” or “consignee” for purposes of the Code with respect to Inventory of the Credit Parties, other than in-transit Inventory, in excess of $2,500,000 in the aggregate for all such Consignee/Bailee Locations and $1,000,000 in respect of any particular Person constituting a “bailee” or “consignee”; provided that no Pool Location shall be considered a Consignee/Bailee Location for purposes of this Agreement.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

"Consolidated Coverage Test" means the maintenance by Borrower, on the last day of each fiscal quarter set forth below, of a Total Leverage Ratio of not more than the maximum ratio set forth below opposite such fiscal quarter:

FISCAL QUARTER ENDING ON OR ABOUT	MAXIMUM LEVERAGE RATIO
October 31, 2007, January 31, 2008, April 30, 2008, July 31, 2008, October 31, 2008 and January 31, 2009	4.7 to 1
April 30, 2009, July 31, 2009, October 31, 2009 and January 31, 2010	4.2 to 1
April 30, 2010 and each fiscal quarter thereafter	4.0 to 1

“Consolidated EBITDA” means Consolidated EBITDAR minus the amount, if any, of rental expense added to Consolidated Net Income in calculating Consolidated EBITDAR.

“Consolidated EBITDAR” means, with respect to any Person for any period, Consolidated Net Income for such Person and its Subsidiaries for such period, plus (a) the sum of the following, without duplication and, in each case, to the extent deducted in determining such Consolidated Net Income: (i) any provision for income taxes, (ii) all interest expense (net of interest income), (iii) depreciation, amortization and rental expense, (iv) extraordinary, unusual or non-recurring charges, expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on the sales of assets outside of the ordinary course of business), (v) losses or charges resulting from hedging activities, including but not limited to any decrease in the fair value of interest rate swap agreements and any losses on foreign currency contracts not entered into for speculative purposes, (vi) the amount of all non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets but excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period), (vii) the amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (viii) any non-cash expenses due to purchase accounting associated with the Transactions and any future Permitted Acquisitions, (ix) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and (x) to the extent non-recurring and not capitalized, costs, fees, charges and expenses (including legal and consulting fees) incurred in connection with or written off as a result of (1) the Loans, the Merger or the other Transactions, (2) Permitted Acquisitions and other investments permitted under the Loan Documents, (3) issuances of Stock or Stock Equivalents, and (4) disposition, incurrence or refinancing of any Indebtedness, including in each case, all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net loss from any write-off or forgiveness of Indebtedness; less (b) the sum of the following to the extent included in determining Consolidated Net Income (i) income tax benefits for such period, (ii) any extraordinary, unusual or non-recurring income or gains for such period (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and any net gain from any write-off or forgiveness of Indebtedness), (iii) other non-cash income or gains (other than the accrual of revenue in the ordinary course), and (iv) gains resulting from hedging activities, including but not limited to any increase in the fair value of interest rate swap agreements and any gains on foreign currency contracts not entered into for speculative purpose.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments, plus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Parent and its Restricted Subsidiaries for the most recently completed period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP, and (b) the aggregate principal amount of Indebtedness outstanding as of such date of Persons other than the Parent or a Restricted Subsidiary, in the amount that would be reflected on a balance sheet of any such Person prepared as of such date on a Consolidated basis in accordance with GAAP, to the extent such Indebtedness is guaranteed by the Parent or a Restricted Subsidiary. For purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio for any Test Period, Consolidated Funded Indebtedness in respect of Indebtedness outstanding under this Agreement shall be the average outstanding amount of such Indebtedness during such Test Period.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding (i) any non-cash or deferred interest financing costs and (ii) interest expenses treated as such pursuant solely to Fin 48, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Restricted Subsidiaries for the most recently completed period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in the credit documentation with respect to calculations to be made on a pro forma basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries, (b) the net income (or loss) of any Person that is an Unrestricted Subsidiary or in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions, and (c) the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, at any date of determination, (i) the consolidated net book value of all assets of Parent and its Subsidiaries, minus (ii) the consolidated total net book value of all assets of Parent and its Subsidiaries which would be treated as intangibles under GAAP, including goodwill and trademarks, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Store Deposit Accounts” has the meaning set forth in Section 2.7(a).

“Continuing Director” means the directors of the Parent on the Closing Date and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least 51% of the then Continuing Directors.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Contributing Guarantors” has the meaning set forth in Section 17.2.

“Control Exercise Notice” has the meaning set forth in Section 2.7(f).

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Agent, and each of which is among Agent, the applicable Credit Party, and one of such Credit Party’s Credit Card Processors, whereby, among other things, such Credit Card Processor is irrevocably directed and agrees to transfer all proceeds of credit card charges for sales by such Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct.

“Credit Card Processor” means any Person (including an issuer of a credit card) that acts as a credit card clearinghouse or remits payments due to any Credit Party with respect to credit card charges accepted by such Credit Party.

“Credit Card Receivables” means, on any date of determination thereof, Accounts consisting of rights of any Credit Party to payment by any Credit Card Processor in connection with consumer retail sales for which such Credit Party has accepted payment by means of charges to debit cards or major credit cards (MasterCard, VISA), American Express, Discover, Japan Credit Bureau, Ahorro A Toda Hora Banco Popular (“ATH”) Card, EBT Cards (so long as Eligible Accounts relating to EBT Cards do not exceed, in the aggregate, $250,000) and such other bank or non-bank credit or debit cards as may be approved by Agent in its Permitted Discretion).

“Credit Party” means the Borrower and each Guarantor.

“Customs Broker” means Expeditors International, or such other Persons as may be selected by Borrower after the date hereof who are reasonably acceptable to Agent in its Permitted Discretion to perform port of entry services to accept and process Inventory imported by any Credit Party and who have executed and delivered a Customs Broker Agreement.

“Customs Broker Agreement” means a customs broker agreement in form and substance satisfactory to Agent in its Permitted Discretion, duly executed and delivered to Agent by a Customs Broker and the applicable Credit Party.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt Service Charges” means for any period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such period, plus (b) principal payments required to be made and actually made on account of Indebtedness (excluding the Obligations and the Term Loan Obligations but including, without limitation, Capital Lease Obligations), in each case of or by the Parent and its Restricted Subsidiaries for the most recently completed period, all as determined on a Consolidated basis in accordance with GAAP.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Designated Account” means the Deposit Account of each Credit Party identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Disqualified Stock” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock or Stock Equivalent referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Stock or Stock Equivalents that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock or Stock Equivalents is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Stock or Stock Equivalents upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if such Stock or Stock Equivalents provide that the issuer thereof will not redeem any such Stock or Stock Equivalents pursuant to such provisions prior to the repayment in full of the Obligations; provided further, however, that any Stock or Stock Equivalents owned by a Group Member in a Joint Venture shall not constitute Disqualified Stock solely due to repurchase obligations triggered upon such Group Member’s failure to make a required capital contribution.

“Dollars” or “$” means United States dollars.

“EBT Cards” means those cards subject to an electronic benefit transfer system that allows the user to authorize the transfer of the user’s government benefits from a Federal account to a retailer account in order to pay for products received.

“Eligible Accounts” means those Accounts (other than Eligible Credit Card Accounts) that are created by any Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated at face value. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date (or such longer period not to exceed 120 days in the Agent's discretion) or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(i) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(j) Accounts that are not subject to a valid and perfected first priority Agent’s Lien, or

(k) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor.

“Eligible Credit Card Accounts” means those Eligible Accounts consisting of Credit Card Receivables in each case (for all such Accounts) that are created by any Credit Party in the ordinary course of its business, that arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated at face value. Eligible Accounts shall not include the following:

(a) Credit Card Receivables that the applicable Credit Card Processor has failed to pay within 5 Business Days after the applicable sale date;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts that are not payable in Dollars,

(d) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(e) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(f) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, or

(g) Accounts that are not subject to a valid and perfected first priority Agent’s Lien, and, at any time after the 90th day following the Closing Date are not subject to a Credit Card Agreement.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a location outside the United States for receipt by a Credit Party to a location listed on Schedule E-1 within 45 days of the date of determination, but which has not yet been delivered to a Credit Party, (b) for which payment has been made by a Credit Party and title has passed to a Credit Party, (c) for which the document of title reflects a Credit Party as consignee (along with delivery to a Credit Party of the documents of title with respect thereto), (d) (x) is being transported pursuant to a nonnegotiable document of title within the meaning of the Code and (y) as to which, at any time after the 90th day following the Closing Date, Agent has control over the documents of title which evidence ownership of the subject Inventory by the delivery of a Customs Broker Agreement, (e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts satisfactory to Agent in its Permitted Discretion, and (f) which otherwise would constitute Eligible Landed Inventory.

“Eligible Inventory” means Eligible Landed Inventory, Eligible L/C Inventory, Eligible In-Transit Inventory or Eligible U.S. Territory Inventory, less any Reserves imposed by the Agent.

“Eligible Landed Inventory” means Inventory consisting of finished goods held for sale in the ordinary course of each Credit Party’s business that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost (determined on a perpetual basis) or market on a basis consistent with such Credit Party’s historical accounting practices, but excluding, for purposes of any such determination, the value of any capitalized costs unrelated to the acquisition of Inventory. An item of Inventory shall not be included in Eligible Landed Inventory if:

(a) a Credit Party does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the United States set forth on Schedule E-1 or a Pool Location (or in transit from one such location to another such location) as such locations are updated by the Borrower from time to time by written notice to Agent,

(c) it is located on real property leased by any Credit Party or in a contract warehouse, Pool Location, or Consignee/Bailee Location, unless (i) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, (ii) with respect to any Credit Party’s chief executive office, Non-Owned Storage Facilities and any Consignee/Bailee Location, after 90 days from closing, is subject to a Collateral Access Agreement and (iii), in the case of Inventory held by a bailee or consignee at a Consignee/Bailee Location, notice of Agent’s security interest in the Collateral has been sent to each secured creditor having a security interest in inventory of such bailee or consignee provided that, notwithstanding clause (ii) and (iii) above, Inventory located on real property leased by any Credit Party or in a contract warehouse, Pool Location, or Consignee/Bailee Location shall not be ineligible solely due to the inability or failure to obtain a landlord or bailee waiver or other third party consent or document, including a Collateral Access Agreement (provided that the Agent shall be entitled to establish a Reserve against Availability under the Borrowing Base equal to the lesser of the value of such Inventory or up to three (3) months’ rent for such location if such waiver is not received),

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by any Credit Party’s customers unless such goods are repackaged and ready for sale in the ordinary course of such Credit Party’s business, or

(f) it consists of goods that are obsolete or slow moving (i.e. more than three (3) seasons old (it being understood that the Borrower has only two seasons in each calendar year)), restrictive or custom items, work-in-process, mismatches, goods on display, return to vendor goods, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in any Credit Party’s business, bill and hold goods, defective goods, “seconds” or Inventory acquired on consignment.

“Eligible L/C Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to a Credit Party, (b) the purchase of which is supported by a Qualified Import Letter of Credit, (c) for which the document of title reflects a Credit Party as consignee (along with delivery to a Credit Party or the Issuing Bank, as applicable, of the documents of title with respect thereto), (d) with respect to which the Underlying Letter of Credit has been drawn upon in full and the Underlying Issuer has honored such drawing and Agent has honored its obligations to the Underlying Issuer under the applicable Qualified Import Letter of Credit, (e) (x) is being transported pursuant to a nonnegotiable document of title within the meaning of the Code and (y) as to which, at any time after the 90th day following the Closing Date, Agent has control over the documents of title which evidence ownership of the subject Inventory by the delivery of a Customs Broker Agreement, (f) such Inventory is insured against types of loss, damage, hazards and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and (g) which upon completion of manufacture otherwise would constitute Eligible Landed Inventory.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) any other Person approved by Agent and, so long as no Event of Default has occurred and is continuing, Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned).

“Eligible U.S. Territory Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory consisting of finished goods for which a Credit Party or Subsidiary of a Credit Party has good, valid and marketable title, held for sale in the ordinary course of a Credit Party’s or its Subsidiary’s business and that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents and that is either (a) shipped from a location outside of the U.S. Territories for receipt by a Credit Party or Subsidiary of a Credit Party in a U.S. Territory and for which (i) payment has been made by a Credit Party or Subsidiary of a Credit Party for such Inventory and (ii) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts satisfactory to Agent in its Permitted Discretion; or (b) located on real property in a U.S. Territory leased or owned by a Credit Party or Subsidiary of a Credit Party.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials (a) from any assets, properties, or businesses of any Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Credit Parties aged in excess of historical levels with respect thereto and all book overdrafts of the Credit Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” means (a) any lease, license, contract, property right or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Credit Party, or (ii) a term, provision or condition of or under, any such lease, license, contract, property right or agreement (unless in either clause (i) or (ii) above such law, rule or regulation or such term, provision or condition would be rendered unenforceable against the Loans pursuant to Sections 9-406, 9-407, or 9-408 of the applicable Uniform Commercial Code); (b) any Stock or Stock Equivalents representing more than 66% of the outstanding voting stock issued by any entity organized under the laws of a jurisdiction other than the United States or a state thereof; (c) any assets of an Unrestricted Subsidiary or any assets of or Stock or Stock Equivalents in any of an Unrestricted Subsidiary’s direct or indirect subsidiaries; or (d) any assets of any Immaterial Subsidiary that is not a Credit Party.

“Excluded Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Executive Order” has the meaning set forth in Section 5.23.

“Existing Lenders” has the meaning set forth in the Recitals hereto.

“Fair Share” has the meaning set forth in Section 17.2.

“Fair Share Contribution Amount” has the meaning set forth in Section 17.2.

“Fair Share Shortfall” has the meaning set forth in Section 17.2.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Fin 48” means the Financial Accounting Standards Board Interpretation No. 48.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Guarantor” has the meaning set forth in Section 17.2.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means the following general intangibles of any Credit Party: payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, route lists, computer programs, information contained on computer disks or tapes, software, literature, reports and catalogs, and any and all supporting obligations of any Credit Party in respect thereof.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Gross Collateral Availability” means, as of any date of determination, the Borrowing Base, less the Letter of Credit Usage, less the then extant amount of outstanding Advances.

“Group Concentration Account” means the Deposit Account over which Agent has control pursuant to a deposit account control agreement that acts as the repository for the disbursement and funding of a subsidiary or group of subsidiaries and described on Schedule D-2.

“Group Members” has the meaning set forth in Section 5.24.

“Guaranteed Obligations” has the meaning set forth in Section 17.1.

“Guarantor” means Parent and any Wholly Owned Domestic Subsidiary of Borrower that is a Restricted Subsidiary or any Restricted Subsidiary of the Parent that guarantees or otherwise provides direct credit support for any Indebtedness of the Parent of the type listed in clause (a) or (b) of the definition of Indebtedness, each party to the Guaranty.

“Guaranty” means the guaranty of each Guarantor set forth in Section 17.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Credit Party that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Home Office Account” has the meaning set forth in Section 2.7(a).

“Immaterial Subsidiary” means any Subsidiary of the Parent designated in writing by Borrower to the Agent whose total assets or revenues (in each case on a Consolidated basis with its Subsidiaries) are less than 3% of the total assets or revenues of Parent and the Restricted Subsidiaries, taken as a whole; provided, however, that the aggregate total assets or revenues of all such subsidiaries designated as “Immaterial Subsidiaries” (on a Consolidated basis with their Subsidiaries), shall not exceed 5% of the total assets or revenue of the Parent and the Restricted Subsidiaries, taken as a whole.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Indenture” means that certain Indenture dated as of July 28, 2003 by and among Borrower, the guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time as permitted hereby.

“Individual Store Accounts” has the meaning set forth in Section 2.7(a).

“Initial Syndication Date” means the date on which the Agent has notified the Borrower that the syndication of the Revolver Commitments has been completed and the Agent has reached its “hold level” as contemplated by the Fee Letter.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property” has the meaning given such term in the Pledge and Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among Agent, Citicorp North America, Inc. as administrative agent for the lenders under the Term Loan Agreement, Borrower and the Credit Parties.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter, as elected by the Borrower pursuant to Section 2.13 and subject to Section 2.13(d)(ii)(y); provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRB” means an industrial revenue bond issued by the city of Topeka, Kansas to a Credit Party pursuant to the City of Topeka resolution No. 7102 adopted and approved on November 14, 2000 or any similar resolution authorizing an industrial revenue bond.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFRF or any Affiliate thereof or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Joint Venture” means a corporation, limited liability company, joint venture or similar limited liability legal entity formed in order to conduct a common venture or enterprise between two or more Persons.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Leased Store Location” means any store for which any Credit Party has a leasehold interest.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Credit Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Credit Party, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents), (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to any Credit Party or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books (provided that, so long as no Default or Event of Default or Triggering Period has occurred and is continuing and so long as the aggregate amount of Advances outstanding does not exceed $100,000,000, Agent shall be limited to reimbursement for a maximum of two (2) such audit examinations per annum) to the extent of the fees and charges (and up to the amount of any limitation) set forth in the Loan Documents, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Credit Party, (h) Agent’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loans” means Base Rate Loans and LIBOR Rate Loans.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Intercreditor Agreement, the Collateral Documents, the Cash Management Agreements, the Credit Card Agreements, the Customs Broker Agreements, the Disbursement Letter, the Fee Letter, the Letters of Credit, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Credit Party and the Lender Group in connection with this Agreement or otherwise relating to the Obligations.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower, the Parent and the Restricted Subsidiaries taken as a whole, (b) a material impairment of the Credit Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Credit Party.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a Material Adverse Change.

“Material Credit Party” means each of Borrower, Parent, Payless Missouri and any other Credit Party other than Immaterial Subsidiaries.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $350,000,000 plus the amount, if any, of any increase permitted by Section 2.2 (after which increase, the Maximum Revolver Amount shall not exceed $400,000,000).

“Merger” means that certain merger of the Acquisition Subsidiary with and into the Target pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 22, 2007, by and between the Target, the Borrower and the Acquisition Subsidiary.

“Merger Funding Date” means the date that the Merger is consummated.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Credit Party, each in form and substance reasonably satisfactory to the Agent.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of owned Real Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA or TLTA, if applicable, as-built surveys, in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Agent, environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid and enforceable first priority Lien on such parcel of owned Real Property in favor of the Agent for the benefit of the Secured Parties (as defined in the Pledge and Security Agreement), subject only to such Liens as the Agent may approve.

“Net Liquidation Percentage” means the percentage of the perpetual value of each Credit Party’s Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be calculated as an average of the then current month’s average Net Liquidation Percentage and the average Net Liquidation Percentage for the preceding month as determined from time to time by a qualified appraisal company selected by Agent with Borrower’s consent, which consent shall not be unreasonably withheld.

“Non-Owned Storage Facility” means any distribution center or warehouse facility leased by any Credit Party, together with any other location where Inventory of any Credit Party is stored or held pursuant to a lease, bailment, warehousing or similar arrangement, which location (a) is not owned by a Credit Party, and (b) is not a Leased Store Location or a Pool Location.

“Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), Banking Services Obligations, lease payments, guaranties, covenants, and duties of any kind and description owing by any Credit Party to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that the Credit Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligee Guarantor” has the meaning set forth in Section 17.7.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” means Payless ShoeSource, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 14.1(e).

"Patriot Act" means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“Payless Missouri” means Payless ShoeSource, Inc., a Missouri corporation.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions at or prior to the consummation of the Proposed Acquisition: (a) the Agent shall receive prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition; (b) the Investment in such Permitted Acquisition is permitted under clause (i) or (j) of Section 7.10; (c) the Borrower (or the Parent or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Section 5.14; (d) the Agent shall have received copies of the agreements, related contracts, instruments and all opinions, certificates, lien search results and other documents, in each case to the extent actually received by any Credit Party (and subject to agreement to such additional confidentiality requirements as may be required to permit such Credit Party to deliver such copies), in each case reasonably requested by the Agent; (e) Availability after giving effect to such Proposed Acquisition is at least $50,000,000 both before and as projected by the Borrower on a pro forma basis for the three month period following such Proposed Acquisition or (f) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article V and in the other Loan Documents shall be true and correct in all material respects and (iii) the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a pro forma basis after giving effect to such Proposed Acquisition (and the transactions contemplated thereby, including the incurrence or assumption of any Indebtedness in connection therewith).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured, asset-based lender) business judgment based upon a change in circumstances or new information after the Closing Date.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, sublicensing or other similar ordinary course transfers (but not sales) of intellectual property rights (on an exclusive or non-exclusive basis) to the extent that the foregoing occurs on an arms-length basis and (e) Store Closings in any fiscal year of the Borrower not in excess of the Store Closing Basket.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments made by one Credit Party in another Credit Party, (e) Investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business or owing to any Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Credit Party, (f) Subordinated Indebtedness or guaranties of Subsidiaries, in each case to the extent permitted by Section 7.1, and (g) Investments in bonds issued by a Governmental Authority in connection with the lease of property or equipment by any Credit Party from such Governmental Authority, provided that such bonds are secured by the lease payments required to be made by such Credit Party with respect to such leased property and are issued in transactions which are in form and substance substantially similar to those in which the Investments described on Schedule 7.10 were made.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes, assessments or governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens existing on the date of this Agreement and set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits or pledges made or letters of credit issues in connection with obtaining worker’s compensation or other unemployment insurance or to comply with any applicable law, rule or regulation regarding social security, unemployment or other employee benefits, (h) Liens, pledges or deposits to secure performance of bids, tenders, leases, licenses, trade contracts, statutory obligations, customs, surety, stay, performance and appeal bonds, and other obligations incurred in the ordinary course of business and not in connection with the borrowing of money; provided that the Credit Parties may elect to post cash and obtain cash secured letters of credit in lieu of posting cash directly under this clause, (i) Liens resulting from any judgment or award that is not an Event of Default hereunder, (j) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (k) encumbrances arising under leases or subleases of Real Property that do not, in the aggregate, materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property, (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (m) Liens resulting from the filing of precautionary UCC financing statements relating to operating leases of any Credit Party which are entered into in the ordinary course of business and which are limited solely to the assets subject thereto, (n) Liens incurred in connection with the licensing of patents, trademarks, copyrights, and other intellectual property rights of the Credit Parties and their Subsidiaries in the ordinary course of business to Persons outside the United States or any U.S. Territory for use solely outside of the United States or any U.S. Territory, (o) Liens on assets not consisting of the Collateral that secure Indebtedness under any IRB to which any Credit Party and any Governmental Authority is party and (p) Liens on Collateral held by the Term Loan Agent to secure the Term Loan Obligations to the extent permitted by the Intercreditor Agreement.

“Permitted Protest” means the right of any Credit Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $75,000,000.

“Permitted Reserves” means reserves on Availability imposed from time to time by the Agent in its Permitted Discretion based upon the results of appraisals and audits on Collateral.

“Permitted Sale-Leasebacks” has the meaning assigned to that term in Section 7.16.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit G hereto, executed by the Borrower and each Guarantor.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Pool Location” means any of the locations in the United States listed on Schedule E-2, as such schedule is updated pursuant to Section 6.13.

“Post-Closing Agreement” means that certain post-closing agreement, dated as of even date herewith, between Borrower and Agent.

“Prior Loan Agreement” has the meaning set forth in the Recitals hereto.

“Projections” means Parent’s and its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Acquisition” means the proposed acquisition by the Borrower, the Parent or any of the Restricted Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower, the Parent or any Subsidiary of the Parent (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or group of Persons engaged in a particular line of business or any operating division thereof subject to a Proposed Acquisition.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the applicable Test Period:

(i) in making any determination of Consolidated EBITDA or Consolidated EBITDAR, pro forma effect shall be given to any Asset Sale and to any Permitted Acquisition (or to any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 7.3 or Section 7.10), in each case that occurred during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition” occurring during the Test Period or thereafter and through and including the date upon which the respective Permitted Acquisition is consummated); and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise incurred or permanently repaid during the Test Period (or, in the case of determinations made pursuant to the definition of “Permitted Acquisition”, occurring during the Test Period and through and including the date upon which the respective Permitted Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period (if such Indebtedness was incurred under this Agreement, such Indebtedness shall be deemed to be outstanding for the entire Test Period for purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio) and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition or Asset Sale (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 7.3 or Section 7.10), may include adjustments to reflect operating expense reductions and other operating improvements or synergies implemented or planned to be implemented and reasonably expected to result from such Permitted Acquisition, Asset Sale or other similar transaction, to the extent that the Borrower delivers to the Agent (i) a certificate of the Borrower signed by a Responsible Officer setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Pro Rata Share” means, as of any date of determination: (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit by (z) the aggregate outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings under Section 7.1(f).

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by any Credit Party of Eligible Inventory, (b) has an expiry date of less than 90 days and is otherwise in form and substance acceptable to Agent, and (c) is issued to support an Underlying Letter of Credit that only is drawable by the beneficiary thereof by the presentation of, among other documents, such applicable documents satisfactory to Agent as evidencing such Credit Party’s title to the subject Inventory.

“Qualified Capital Stock” of any Person shall mean any Stock or Stock Equivalents of such Person that is not Disqualified Stock.

“Qualified Refinancing Indebtedness” means Indebtedness incurred to refinance, in part, the Term Loan Obligations, on terms and conditions satisfactory to the Administrative Agent and in an aggregate principal amount not to exceed $450,000,000.

"Qualified Restricted Subsidiary” means any Restricted Subsidiary that is not a Credit Party and (a) is set forth on Schedule 1.1(b) and (b) that satisfies each of the following requirements: (i) there are no restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Stock and Stock Equivalents; and (ii) the Stock and Stock Equivalents of such Restricted Subsidiary consist of Stock and Stock Equivalents majority owned by the Parent and its Qualified Restricted Subsidiaries.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Parent or any of its Restricted Subsidiaries other than any settlement, payment, taking or proceeding that results in cash consideration of less than $1,000,000, individually.

“Related Documents” means the Merger Agreement, the Subordinated Notes Indenture, the Term Loan Agreement and each other document and instrument executed with respect to any of the foregoing.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17.

“Required Closing Availability” means that Excess Availability is equal to or exceeds $100,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares equal or exceed 50.1%.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other contractual obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves” has the meaning set forth in Section 2.1(b).

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock of a Credit Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Stock of any Credit Party now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1 and as such amounts may be increased pursuant to Section 2.2.

“Revolver Increase” has the meaning assigned to that term in Section 2.2.

“Revolver Increase Notice” has the meaning assigned to that term in Section 2.2.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sale-Leasebacks” has the meaning assigned to that term in Section 7.16.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Obligations” has the meaning specified in the Pledge and Security Agreement.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Parent and the Restricted Subsidiaries that is secured by Liens outstanding as of such date (minus the cash and Cash Equivalents of the Credit Parties that are not subject to any Lien securing Indebtedness other than the Obligations or Term Loan Obligations) to (b) the aggregate amount of Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the most recently ended Test Period.

“Senior Subordinated Notes” means (i) those certain 8.25% Series A Senior Subordinated Notes due 2013 and (ii) those certain 8.25% Series B Senior Subordinated Notes due 2013, each issued by Borrower pursuant to the Indenture, in each case as amended, restated, supplemented or otherwise modified from time to time as permitted hereby.

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Store Closing Basket” means, with respect to any fiscal year of the Borrower, Store Closings, net of Store Openings, in an amount up to 500 Store Closings in such fiscal year, provided that in the event that the Credit Parties are closing more than 100 stores at any one time, the Borrower shall, at Agent’s request, hire a qualified inventory liquidation company reasonably satisfactory to the Agent to conduct such Store Closings on terms satisfactory to Agent in its Permitted Discretion; provided, that at no time will the total number of stores owned or franchised by the Group Members be lower than 3,500.

“Store Closings” means the closing, sale, sublease or franchise or other disposition of stores operated by Borrower or any Restricted Subsidiary in a manner consistent with the past business practices of the Borrower and the Restricted Subsidiaries or the Closing Date Business Plan (involving store closing sales and liquidations of store inventory on site).

“Store Openings” means the opening of stores, including the purchase of a franchise, operated by Borrower or any Restricted Subsidiary in a manner consistent with the past business practices of the Borrower and the Restricted Subsidiaries or the Closing Date Business Plan (involving store openings).

“Subordinated Indebtedness” means (a) all Indebtedness under the Indenture and (b) (i) any other public Indebtedness of the Credit Parties subordinated in right of payment to the Obligations pursuant to documentation containing material terms, including subordination provisions substantially similar to those set forth in the Indenture and (ii) all private Indebtedness of the Credit Parties subordinated in right of payment to the Obligations pursuant to documentation containing market terms and conditions consistent with private subordinated indebtedness of such type, in each case pursuant to this clause (b), satisfactory to Agent in its Permitted Discretion.

“Subordinated Notes Indenture” means the Indenture, dated as of July 28, 2003, between Borrower and Wells Fargo Bank Minnesota, National Association, as trustee.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFRF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Target” means The Stride Rite Corporation.

“Target Shares” means 100% of the shares of Target’s publicly traded common stock.

“Taxes” has the meaning set forth in Section 16.11.

“Term Agent” means Citicorp North America, Inc., in its capacity as administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of the date hereof, among the Borrower, the Credit Parties, the Term Agent as administrative agent and lender thereunder and the other lenders party thereto.

“Term Loan Documents” means, collectively, the Term Loan Agreement, all guaranties, pledges, security agreements and similar agreements entered into in connection therewith to guaranty or secure any Term Loan Obligations and each other certificate, agreement and other document entered into in connection therewith (other than the Intercreditor Agreement)

“Term Loan Obligations” has the meaning set forth in Section 7.1(b).

“Term Loans” means those loans outstanding under the Term Loan Agreement, as amended, modified or supplemented from time to time to the extent permitted pursuant to Section 7.14 hereof and pursuant to the Intercreditor Agreement, and any refinancing permitted pursuant to Section 7.1(f) hereof.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Test Period” shall mean, for any determination under this Agreement, the period of the most recently ended four consecutive fiscal quarters of the Parent for which financial statements have been delivered to the Agent pursuant to Section 6.3.

"Total Assets” means the total amount of all assets of the Borrower, the Parent and the Restricted Subsidiaries, determined on a Consolidated basis as shown on the most recent balance sheet of the Parent.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date (minus the cash and Cash Equivalents of the Loan Parties that are not subject to any Lien securing Indebtedness other than the Obligations or Term Loan Obligations) to (b) the aggregate amount of Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the most recently ended Test Period.

“Transactions” means, collectively, the Tender Offer, the Merger, entry into the Term Loan Agreement and the transactions contemplated thereby and the transactions contemplated hereby.

“Triggering Period” means a period (a) commencing on the earliest to occur of (i) the occurrence and continuation of an Event of Default, or (ii) the date on which Availability shall be less than $35,000,000 and (b) continuing until such time as, for a period of fifteen (15) consecutive days, both (x) Availability shall be equal to or in excess of $40,000,000 and (y) there shall not have occurred and be continuing any Event of Default.

“United States” and “U.S.” mean the United States of America.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking or Qualified Import Letter of Credit and which has issued a letter of credit at the request of the Issuing Lender for the benefit of any Credit Party.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent that is acquired or created after the Closing Date and designated by the board of directors of the Parent as an “Unrestricted Subsidiary” hereunder by written notice to the Agent and listed on Schedule 6.15 hereto, any Subsidiary of such Unrestricted Subsidiary and any Subsidiary designated as an "Unrestricted Subsidiary" under the Term Loan Agreement.

“U.S. Territory” means each of the U.S. Virgin Islands, Guam and Saipan.

“Voidable Transfer” has the meaning set forth in Section 18.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

“Wholly Owned Domestic Subsidiary” means each Subsidiary of the Borrower or any Guarantor, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Subsidiaries of such Person, that is organized under the laws of the United States of America or any State or political subdivision thereof.

“Winston” has the meaning set forth in Section 16.19.

1.2 Accounting Terms(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

(b) If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 6.3 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s accountants and results in a change in any of the calculations required by Article VII that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full or satisfaction in full of the Obligations shall mean the repayment in full in cash (or cash collateralized in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations that, at such time, are allowed by the applicable member of the Lender Group to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish and modify Permitted Reserves against Availability in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including with respect to (i) shrinkage (so as to bring perpetual records in line with historical levels), (ii) potential liabilities to customers, including without limitation, in connection with merchandise deposits, returns, merchandise credits, gift certificates, and frequent shopper programs, (iii) bad debt write-downs, discounts, advertising allowances, credits, or increases in other dilutive items with respect to Accounts, (iv) unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Inventory, (v) sums that any Credit Party is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (vi) damaged goods, refurbished goods, goods returned for resale and similar goods, (vii) Eligible U.S. Territory Inventory, and (viii) amounts owing by any Credit Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Agent shall have the right at any time Revolver Usage is in excess of $100,000,000, subject to the any other limitations contained herein or in the Loan Documents, to have the Collateral reappraised by a qualified company selected by Agent from time to time after the Closing Date for the purpose of re-determining the value of Eligible Accounts or Eligible Inventory and modifying Advance Rates and, as a result, re-determining the Borrowing Base; provided that unless an Event of Default is continuing or a Triggering Period has occurred and is continuing, the Borrower shall only be responsible for the expenses incurred for two such appraisals or audits in any 12 month period.

(c) The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Revolver Increase. On and after the Initial Syndication Date and until (but not including) the Maturity Date, Borrower may, at its option at any time on a single occasion, seek to increase (the “Revolver Increase”) the Maximum Revolver Amount by up to $50,000,000 (after giving effect to which the Maximum Revolver Amount shall not exceed $400,000,000 less the aggregate amount of reductions to the Revolver Commitments effected on or prior to the date of the Revolver Increase) upon at least 30 days (but not more than 45 days) written notice (“Revolver Increase Notice”) to the Agent (which notice Agent shall promptly deliver to the Lenders). The Revolver Increase Notice shall (a) specify the date upon which the Revolver Increase is requested to occur, (b) be delivered at a time when no Default or Event of Default has occurred and is continuing (and the effectiveness of the Revolver Increase shall be subject to no Default or Event of Default existing of the time of the Revolver Increase) and (c) certify that the Revolver Increase will not violate or conflict with the terms of any Indebtedness or any other contract, agreement, instrument or obligation of any Credit Party (and which notice will be accompanied by an opinion of counsel to Credit Parties on terms satisfactory to Agent in its Permitted Discretion to the effect that, among other matters, the Revolver Increase constitutes a “Senior Claim” under and as defined in the Intercreditor Agreement and that there is no conflict with the Credit Parties’ other Indebtedness or any such contract, agreement, instrument or obligation). Borrower shall, after giving a Revolver Increase Notice, offer the Revolver Increase (i) first on a pro-rata basis to the Lenders, which each Lender may in its sole and absolute discretion accept or decline (it being understood that any Lender not affirmatively committing in writing to its pro-rata portion shall be deemed to have declined), (ii) second, if any Lender has declined its pro rata share or any part thereof, such remaining amounts on a non pro-rata basis to the Lenders accepting their pro rata share of the Revolver Increase and (iii) third, to other Eligible Transferees. Agent agrees to use its reasonable efforts to syndicate any remaining portion of the Revolver Increase to other Eligible Transferees; provided, however, that the minimum final allocated Revolver Commitment of each Eligible Transferee that is not a Lender shall be equal to or in excess of $5,000,000. No increase in the Maximum Revolver Amount shall become effective until all existing and new Lenders committing to the Revolver Increase have delivered to the Agent a writing in form reasonably satisfactory to the Agent pursuant to which such existing Lenders state the amount of their Revolver Increase and any such new Lenders state the amount of their Revolver Commitment and agree to assume and accept the obligations and rights of a Lender hereunder and any such new and increasing Lenders agree to make an Advance such that the outstanding Advances of such new Lender or increasing Lender constitute a proportional amount of the aggregate outstanding Advances based on the Revolver Commitment of such new Lender. Any Advance as a result of an increase to the Revolver Commitment pursuant to this Section 2.2 shall be subject to the terms and conditions contained in this Agreement. Upon the increase of the Revolver Commitment pursuant to this Section 2.2, Schedule C-1 shall be deemed amended and replaced with a new Schedule C-1 reflecting the new Revolver Commitments hereunder.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date (subject to Section 2.13(b)(i) in the case of any LIBOR Rate Loan) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $35,000,000, or less, such notice will be timely received if it is received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent electronic notice of such request by the required time. In such circumstances, Borrower agrees that any such electronic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that (i) if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing; and (ii) if a notice requesting a LIBOR Rate Loan has been timely delivered per Section 2.13(b)(i), Agent shall not have the option to request Swing Lender to make such Borrowing as a Swing Loan.

(c) Making of Loans.

(i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to noon (New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that such Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Credit Party to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and the Credit Parties shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Credit Party of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Credit Party’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account; provided, however, the aggregate amount of the Swing Loans at any one time outstanding shall not exceed $35,000,000. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e) Agent Advances.

(i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders in an amount not exceeding the lesser of (x) 5% of Gross Collateral Availability and (y) $10,000,000 that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to any Credit Party pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”); provided, however, that (i) no Agent Advances shall be outstanding for a period exceeding thirty (30) consecutive days and (ii) there shall be no more than two separate Agent Advances during any twelve month period. Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to any Credit Party’s Collections received by Agent, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable any Credit Party and allocable to the Lenders hereunder, and proceeds of the Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of any Credit Party received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent, individual Lenders and Borrower), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of the Collateral received by Agent, shall be applied as follows:

(A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C) third, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

(D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E) fifth, to pay interest due in respect of all Agent Advances until paid in full,

(F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans, until paid in full,

(G) seventh, to pay the principal of all Agent Advances until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(J) tenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full and (ii)to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(K) eleventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including, without limitation, Banking Services Obligations), and

(L) twelfth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Mandatory Prepayment. At any time that a Default shall have occurred and be continuing hereunder, the Borrower shall promptly prepay the Loans with all proceeds arising from the sale or other realization upon the ABL Facility Primary Collateral (as such term is defined in the Intercreditor Agreement).

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by the Credit Parties to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrower shall within three (3) Business Days pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fees. Borrower shall pay Agent (for the ratable benefit of the Lenders), Letter of Credit fees (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) (i) with respect to standby Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for standby Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding standby Letters of Credit, and (ii) with respect to documentary Letters of Credit, which shall accrue at a rate equal to the Applicable Margin then in effect for documentary Letters of Credit times the Daily Balance of the undrawn amount of all such outstanding documentary Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)  all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable with respect to the Obligations to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Each Credit Party shall establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 5.17 (each, a “Cash Management Bank”), and, in connection therewith, establish and maintain at such Cash Management Banks pursuant to the terms hereof one or more accounts designated (either in Schedule 5.17 or pursuant to Section 2.7(h)) as concentration accounts (the “Concentration Accounts”) and additional accounts designated (either in Schedule 5.17 or pursuant to Section 2.7(h)) as (i) consolidated store deposit accounts (the “Consolidated Store Deposit Accounts”), (ii) individual store deposit accounts (the “Individual Store Accounts”) and (iii) the home office deposit account (the “Home Office Account” and together with the Concentration Accounts, the Consolidated Store Deposit Accounts and the Individual Store Accounts, the “Cash Management Accounts”).

(b) Except as otherwise specifically permitted in this Section 2.7, each Credit Party shall (1) request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to a Cash Management Bank for deposit into a Concentration Account, (2) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof (and subject to Section 2.7(g) with respect to payments from Credit Card Processors), all such available Collections from Account Debtors (including those sent directly to a Cash Management Bank) into a Concentration Account, and (3) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all other available Collections (including cash, checks, drafts and all other forms of daily store receipts or other similar items of payment) received by or otherwise under its control into a Cash Management Account provided, so long as no Triggering Period shall have occurred and be continuing, (i) the Credit Parties may maintain Collections in other Deposit Accounts as permitted under this Section 2.7, and (ii) the Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account. For purposes of clarification, funds that need not be swept to the extent specifically provided in this Section 2.7 and after funds are swept pursuant to any provision of this Section 2.7 to the Designated Account, they may be used by the Borrower for its general corporate purposes.

(c) Each Credit Party further agrees to cause each of its stores which utilize a Consolidated Store Deposit Account to cause all Collections for such store to be deposited into a Consolidated Store Deposit Account and each Credit Party agrees that with respect to each Consolidated Store Deposit Account, it shall, at all times require each applicable Cash Management Bank to forward, by automatic periodic transfers on a daily basis, if practicable, and otherwise, once every three (3) Business Days, all available amounts in each such Consolidated Store Deposit Account into a Concentration Account; provided, (i) immediately after giving effect to each such transfer from any Consolidated Store Deposit Account into a Concentration Account, each Credit Party may maintain an amount not to exceed (x) $50,000 of available funds in any such Consolidated Store Deposit Account and (y) $5,000,000 in available funds in the aggregate in all such Consolidated Store Deposit Accounts, (ii) so long as no Triggering Period shall have occurred and be continuing, Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account.

(d) Each Credit Party further agrees that with respect to each store which utilizes an Individual Store Account, such store shall cause all Collections for such store to be deposited into such Individual Store Account and each Credit Party agrees that with respect to each Individual Store Account it shall, at all times require each applicable Cash Management Bank to forward, by automatic periodic transfers on a regular basis, but in no event less frequently than once in any ten (10) day period, all available amounts in each such Individual Store Account into a Concentration Account; provided, however, that (i) such automatic transfers of funds therein shall be required only at any time the available balance thereof should exceed $5,000, (ii) immediately after giving effect to each such transfer from such Individual Store Account into a Concentration Account, the Credit Parties may maintain an available amount not to exceed $5,000 in such Individual Store Account, and (iii) so long as no Triggering Period shall have occurred and be continuing, Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account.

(e) Each Credit Party further agrees that with respect to the Home Office Account, it shall, at all times require the applicable Cash Management Bank to forward, by automatic periodic transfers on a regular basis, but in no event less frequently than once in any ten (10) day period, all available amounts in the Home Office Account into (either directly or indirectly) a Concentration Account or another account under the control of WFRF or any of its Affiliates; provided, however, that (x) such automatic transfers of funds therein shall be required only at any time the available balance thereof should exceed $100,000, (y) immediately after giving effect to each such transfer from the Home Office Account into a Concentration Account or such other account under the control of WFRF or any of its Affiliates, the Credit Parties may maintain an available amount not to exceed $100,000 in such Home Office Account, and (z) so long as no Triggering Period shall have occurred and be continuing, Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account.

(f) Each Credit Party further agrees that with respect to the Group Concentration Account, it shall, at all times require the applicable Cash Management Bank to forward, by automatic periodic transfers on a daily basis, all available amounts in the Group Concentration Account into (either directly or indirectly) a Concentration Account; provided, however, that (x) such automatic transfers of funds therein shall be required only at any time the available balance thereof should exceed $5,000,000, (y) immediately after giving effect to each such transfer from the Group Concentration Account into a Concentration Account, the Credit Parties may maintain an available amount not to exceed $5,000,000 in such Group Concentration Account, and (z) so long as no Triggering Period shall have occurred and be continuing, Agent shall permit all funds in any Concentration Account to be forwarded, by daily sweeps, to the Designated Account.

(g) With respect to each Concentration Account, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Credit Party, in form and substance acceptable to Agent in its Permitted Discretion; provided; however, that, with respect to Consolidated Store Deposit Accounts, Individual Store Accounts and the Home Office Account no Credit Party shall be obligated to establish a Cash Management Agreement. Each Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Concentration Account and proceeds thereof are subject to the control of Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) from and after the date that it receives written notification from Agent (a “Control Exercise Notice”), it immediately will forward by daily sweep all amounts in the applicable Concentration Account to the Agent’s Account or as otherwise directed by Agent to prepay the Obligations in such order as set forth in Section 2.4(b); provided, that any such prepayments of the Loans pursuant to this Section 2.7(f) may be reborrowed subject to Section 3.3. Anything contained herein or in any other Loan Document to the contrary notwithstanding, Agent agrees that it shall not provide a Control Exercise Notice to the Cash Management Banks except during a Triggering Period. At any time during a Triggering Period but only during a Triggering Period, Agent shall be free to exercise its right to issue a Control Exercise Notice. Agent shall deliver to Borrower and the applicable Credit Party a copy of any such Control Exercise Notice promptly after delivery thereof to the applicable Cash Management Bank; provided, however that a non-willful failure to so do shall not affect the validity of any such Control Exercise Notice or otherwise limit Agent’s right to send any other Control Exercise Notice. Upon the subsequent termination of such Triggering Period, Agent shall withdraw such Control Exercise Notice and permit funds to be transferred as set forth above, including permitting each Credit Party access to funds in any Concentration Account (and daily sweeps thereof into any Designated Account), but subject in all events to the right of Agent to deliver a Control Exercise Notice during any subsequent Triggering Period.

(h) Each Credit Party may establish and maintain Credit Card Agreements with Agent and each Credit Card Processor. Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds of credit card charges for sales by each Credit Party received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on a daily basis or such other periodic basis as Agent may otherwise direct. No Credit Party shall change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent.

(i) So long as no Event of Default has occurred and is continuing, Borrower may amend Schedule 5.17 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that in the case of any Concentration Account, (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Concentration Account with the prospective Cash Management Bank (which consent shall not be required with respect to any additional Concentration Account at an existing Cash Management Bank and otherwise shall not be unreasonably withheld), and (ii) prior to the time of the opening of any Concentration Account, the applicable Credit Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Each Credit Party shall close any of its Concentration Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent (or such longer period as such Credit Party and Agent may agree) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which each Credit Party hereby grants a Lien to Agent.

2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the applicable Credit Party shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, specifying the date of issuance, amendment, renewal, or extension (which shall be a Business Day), the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

(ii) the Letter of Credit Usage would exceed $200,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., New York time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day that Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that no member of the Lender Group shall be liable for any error, negligence, or mistake, whether of omission or commission (except, as to any member of the Lender Group, to the extent caused by its gross negligence or willful misconduct), in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

(d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(g) Borrower acknowledges and agrees that certain of the Qualified Import Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer. If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Letter of Credit will require the Issuing Lender to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Sections 2.6(b) and 2.12(e)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which Issuing Lender makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrower immediately shall reimburse such amount to Issuing Lender and such amount shall constitute an L/C Disbursement hereunder.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date that is one month after the commencement of the applicable Interest Period, (iii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iv) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period in respect of a LIBOR Rate Loan, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrower shall have not more than 15 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of each Credit Party’s Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). Notwithstanding anything to the contrary in this Section, Borrower will not be required to compensate any Lender pursuant to this Section for any reduction incurred more than 270 days before such Lender notified Borrower of the change in law (or other circumstance) giving rise to such reduction. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent in its Permitted Discretion, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before August 17, 2007;

(b) Agent shall have received appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent in its Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter;

(ii) the Compliance Certificate;

(iii) the Fee Letter;

(iv) the Post-Closing Agreement;

(v) the Intercreditor Agreement; and

(i) the Pledge and Security Agreement, together with each of the following, except in each case as set forth in the Post Closing Agreement:

(A) evidence reasonably satisfactory to the Agent that, upon the filing and recording of instruments delivered on or before the Closing Date, the Agent, for the benefit of the Secured Parties (as defined in the Pledge and Security Agreement) shall have a valid and perfected security interest (having the priority set forth in the Intercreditor Agreement) in the Collateral, including (x) the filing of financing statements under the Code (y) copies of search reports as of a recent date listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder and (z) such other such documents duly executed by each Credit Party as the Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement);

(B) to the extent delivered to the Term Agent in connection with the Term Loan Agreement on the Closing Date or within such other time period as provided therein, copies of all certificates, instruments and other documents representing all Pledged Stock being pledged to the Term Agent and copies stock powers for such certificates, instruments and other documents executed in blank;

(C) all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and the applicable Credit Party; and

(D) all Securities Account Control Agreements, duly executed by the applicable Credit Party and (1) all “securities intermediaries” (as defined in the Code) with respect to all Securities Accounts (as defined in the Code) and securities entitlements of the Borrower and each Guarantor and (2) all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(d) Mortgages for all of the Real Property of the Credit Parties (except as may be agreed to by the Agent) identified on Schedule 3.1(d), together with all Mortgage Supporting Documents relating thereto;

(e) Agent shall have received a certificate from the Secretary of each Credit Party attesting to the resolutions of such Credit Party’s Board of Directors (after giving effect to the Merger) authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Credit Party is a party and authorizing specific officers of such Credit Party to execute the same;

(f) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Agent in its Permitted Discretion;

(g) Agent shall have received opinions of counsel, including certain local counsel in such jurisdictions as required by Agent, for the Credit Parties, each in form and substance satisfactory to Agent in its Permitted Discretion;

(h) Borrower shall have delivered a Borrowing Base Certificate, dated as of the Closing Date based on the most recent completed fiscal month, and Borrower shall have the Required Closing Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

(i) Borrower shall have paid all documented Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement; provided that Agent shall have given notice to Borrower at least two days prior to the Closing Date with respect thereto;

(j) each Credit Party shall have received all licenses, approvals or evidence of other actions required by any material Governmental Authority in connection with the execution and delivery by each such Credit Party of the Loan Documents or with the consummation of the transactions contemplated thereby, and all applicable governmental filings have been made and all applicable waiting periods shall have expired without, in either case, any action being taken by any competent authority, all applicable appeal periods shall have expired and there shall be no action by any Governmental Authority that would reasonably be expected to restrain, prevent or impose burdensome conditions on such Transactions;

(k) all other documents and legal matters required in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent in its Permitted Discretion;

(l) Agent shall have received the Borrower's Closing Date Business Plan;

(m) the representations and warranties contained in Article V shall be true and complete in all material respects;

(n) there shall not have occurred any Material Adverse Effect, as such term is defined in the Merger Agreement, since May 22, 2007;

(o) The Merger and related Transactions shall have been consummated or shall be consummated simultaneously with or immediately following the Closing Date without any waiver, amendment or modification of, or condition set forth in, the Transaction Documents except (i) with the prior written consent, not to be unreasonably withheld, of the Agent or (ii) for waivers, amendments or modifications that do not, individually or in the aggregate, materially and adversely affect the interests of the Lenders;

(p) The Lenders shall have received from each of the Borrower and the Target (for purposes of this subparagraph (o), each an “Applicable Party”) a consolidated balance sheet as of the end of the most recently ended fiscal quarter (for which quarter such Applicable Party has publicly filed financial information with the Securities and Exchange Commission) and related statements of income and cash flows of such Applicable Party and its subsidiaries for the most recently ended fiscal year and the interim period thereafter (for which year and interim period such Applicable Party has publicly filed financial information with the Securities and Exchange Commission) and the trailing four quarters ended on the last day of such interim period (such statements to present, (x) in the case of the Target and its subsidiaries, their actual financial position and (y) in the case of the Borrower and its Subsidiaries, their pro forma financial position after giving effect to each of the Transactions), together with a certificate of the chief financial officer of such Applicable Party to the effect that such statements accurately present such actual or pro forma financial position, as applicable, of such Applicable Party and its subsidiaries in accordance with GAAP and Regulation S-X.

3.2  [Intentionally Omitted]

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date or as otherwise specified therein);

(b)  no Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Credit Party, Agent, any Lender, or any of their Affiliates; and

(d) no Material Adverse Change shall have occurred.

3.4 Term. This Agreement shall continue in full force and effect for a term ending on August 17, 2012 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all other Obligations) immediately shall become due and payable without notice or demand (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender. No termination of this Agreement, however, shall relieve or discharge any Credit Party of its duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full (including by the provision of cash collateral set forth above) and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full (including by the provision of cash collateral set forth above) and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any pay-off letter, UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrower. Borrower has the option, at any time upon 5 Business Days prior written notice to Agent, to (A) permanently reduce the Revolver Commitment in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof and (B) terminate this Agreement in its entirety by paying to Agent, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, on the date set forth as the date of termination of this Agreement in such notice.

4.	[INTENTIONALLY OMITTED].

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Credit Party jointly and severally makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Except as disclosed on Schedule P-1 hereto, each Credit Party has good and indefeasible title to its personal property assets and good and marketable title to its owned Real Property (subject to exceptions that do not, in the aggregate, materially impair the use of the personal property and Real Property of the Credit Parties taken as a whole), and in the case of the Collateral, free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services in the ordinary course of each Credit Party’s business, owed to such Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except where the existence of such defenses, disputes, offsets, counterclaims, or rights of return or cancellation would not cause a Material Adverse Change. As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Agent, to the knowledge of Borrower, each such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3 Eligible Inventory . All Eligible Inventory is of good and merchantable quality, free from known defects, except where the existence of such defects would not cause a Material Adverse Change. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, to the knowledge of Borrower, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

5.4 Location of Inventory. All Eligible Inventory of each Credit Party is located only at, or in-transit between (or with respect to Eligible In-Transit Inventory which has been shipped from a location outside of the United States, in transit to), the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Sections 6.8 and 6.13) other than Inventory located at any Pool Location and Inventory, the value of which, in the aggregate, does not exceed $1,000,000. Schedule 5.4 separately identifies each Leased Store Location and each Non-Owned Storage Facility.

5.5 Inventory Records. Borrower keeps materially correct and accurate records itemizing and describing the type, quality, and quantity of its consolidated Inventory and the book value thereof.

5.6 State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number. (a) The jurisdiction of organization of each Credit Party is set forth on Schedule 5.6(a).

(b) The chief executive office of each Credit Party is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.7).

(c) Each Credit Party’s FEIN and organizational identification number, if any, are identified on Schedule 5.6(c).

5.7 Due Organization and Qualification; Subsidiaries.

(a) Except as described in the Post-Closing Agreement, each Credit Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)  As of the Closing Date, other than as described on Schedule 5.7(b), and except for employee stock options, there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.7(b), as of the Closing Date, no Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.7(c), is a complete and accurate list of each Credit Party’s direct and indirect Subsidiaries, as of the Closing Date, showing: (i) with respect to all Subsidiaries other than Excluded Subsidiaries and Unrestricted Subsidiaries, (A) the jurisdiction of their organization, (B) the number of shares of each class of common and preferred Stock authorized for each Credit Party, and (C) the percentage of the outstanding shares of each such class owned directly or indirectly by such Credit Party and (ii) with respect to all Excluded Subsidiaries and Unrestricted Subsidiaries, (x) the jurisdiction of their organization and (y) the percentage of Stock owned directly or indirectly by any Credit Party in such Excluded Subsidiaries. All of the outstanding capital Stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

5.8 Due Authorization; No Conflict.
(a) The execution, delivery, and performance by each Credit Party of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b) The execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, including, without limitation, the Indenture or Senior Subordinated Notes, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Credit Party, other than Permitted Liens, or (iv) require any approval of such Credit Party’s equity holders or any approval or consent of any Person under any material contractual obligation of such Credit Party, other than consents or approvals that have been obtained and that are still in force and effect, unless such violation, imposition of Lien or failure to obtain approval or consent would not reasonably be expected to result in a Material Adverse Change.

(c) Other than the filing of financing statements, the execution, delivery, and performance by each Credit Party of this Agreement and the other Loan Documents to which each such Credit Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which each Credit Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Credit Party will be the legally valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.9  Litigation. Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of each Credit Party, threatened against any Credit Party, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that are not reasonably likely to be decided adversely to any Credit Party or, if decided adversely to any Credit Party, reasonably could not be expected to result in a Material Adverse Change.

5.10 No Material Adverse Change. All financial statements relating to the Credit Parties that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of Parent and its Subsidiaries as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.11 Fraudulent Transfer

(a) The Credit Parties taken as a whole are Solvent and each Material Credit Party is Solvent.

(b) No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

5.12 Employee Benefits. As of the date hereof, no Credit Party or any of their ERISA Affiliates maintains or contributes to any Benefit Plan other than as listed on Schedule 5.12 hereto.

5.13 Environmental Condition. Except for matters described on Schedule 5.13 hereto and except for other matters that would not reasonably be expected to result in a Material Adverse Change, (a) to each Credit Party’s knowledge, no owned Real Property of any Credit Party has ever been used by any Credit Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation of applicable Environmental Law, (b) to each Credit Party’s knowledge, no Credit Party’s owned Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Credit Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Credit Party, and (d) no Credit Party has received a summons, citation, notice, or directive from the U.S. Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Credit Party resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

5.14 Investment Company Act. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.15 Intellectual Property. Except as disclosed on Schedule 5.15 hereto, each Credit Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of the business of the Credit Parties, taken as a whole, as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Change.

5.16 Leases. Except where the failure to do so would not cause a Material Adverse Change, each Credit Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating. Except to the extent that such default would not cause a Material Adverse Change, all of such leases are valid and subsisting and no material default by any Credit Party exists under any of them.

5.17 Deposit Accounts. Set forth on Schedule 5.17 are all of each Credit Party’s Deposit Accounts at which the Collateral is or may be held, including, with respect to each bank (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts maintained with such Person. Schedule 5.17 separately identifies each Concentration Account, Consolidated Store Deposit Account, Individual Store Account and the Home Office Account.

5.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any Credit Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent each Credit Party’s good faith best estimate of its future performance for the periods covered thereby, it being understood that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any projections may differ from the projected results and no assurance can be given that the Projections will be realized.

5.19 Indebtedness. Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness (other than Indebtedness of any Credit Party owing to any other Credit Party).

5.20 Credit Card Receipts. Schedule 5.20 sets forth each Credit Party’s Credit Card Processors and all material arrangements to which any Credit Party is a party with respect to the payment to any Credit Party of the proceeds of credit card charges for sales by such Credit Party.

5.21 Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.22 Senior Debt. All Obligations hereunder constitute “Senior Debt” (as such term is defined in the Indenture) permitted under the Indenture and each of the Credit Parties acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance on this Section 5.22.

5.23 Anti-Terrorism Laws.

(i) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Obligations, is any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Obligations (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.24 Related Documents

(a) The execution, delivery and performance by Borrower, Parent and each Restricted Subsidiary (collectively, the “Group Members” and each individually a “Group Member”) of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Group Member:

(i) are within such Group Member’s respective corporate, limited liability company, partnership or other powers;

(ii) on or prior to the Closing Date will have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii) do not and will not (A) contravene or violate such Group Member’s Governing Documents, (B) violate any other Requirement of Law applicable to such Group Member, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Group Member, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of such Group Member (or any other Group Member) other than a Lien permitted under Section 7.2; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by Borrower over any Group Members and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b) None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 7.14.

(c) The Obligations constitute “Senior Debt” as defined in the Subordinated Notes Indenture.

6.	AFFIRMATIVE COVENANTS.

Each Credit Party jointly and severally covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Credit Party shall do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables the Parent and its Subsidiaries to produce consolidated financial statements in accordance with GAAP and maintain consolidated records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Parent or one or more Credit Parties also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to Inventory of the Credit Parties and their Subsidiaries.

6.2 Collateral Reporting. Provide Agent with the documents set forth on Schedule 6.2 in accordance with the delivery schedule set forth thereon. In addition, each Credit Party agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on Schedule 6.2.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within, 45 days after the end of each of the Borrower’s first three fiscal quarters:

(i) a company prepared unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and Parent’s and its Subsidiaries’ operations during such period,

(ii) a Compliance Certificate signed by the chief financial officer of Borrower to the effect that:

(A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to quarterly and year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

(B)  the representations and warranties of each Credit Party contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

(C)  there does not exist any condition or event that constitutes an Event of Default or Triggering Period (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto),

(D) demonstrating, in reasonable detail, the calculations used in determining, when applicable (A) the Consolidated Coverage Test, (B) the Senior Secured Leverage Ratio and (C) compliance with the financial covenant contained in Section 7.17, and provided that, during a Triggering Period, the Agent may require, by written request, that the Borrower provide unaudited consolidated financial statements of the Borrower and its Subsidiaries, including balance sheet, income statement and cash flow statement on a monthly basis within 30 days of month-end,

(b) as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years, for such fiscal year and for the fourth fiscal quarter then most recently ended, consolidated financial statements of Parent and its Subsidiaries (and consolidating financial statements of Parent and its Subsidiaries, to the extent produced by Parent in the normal course of its operations) for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) as soon as available, but in any event within 60 days after the start of each of Borrower’s fiscal years, copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for such fiscal year, quarter by quarter (or by such shorter periods as are reasonably requested by the Agent), which Projections shall represent Borrower’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results and no assurance can be given that the Projections will be realized,

(d) if and when filed by Parent,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by Parent with the SEC, and

(iii) any other information that is provided by Parent to its shareholders generally

(provided, that for purposes of this clause (d), any information to be delivered hereunder shall be deemed to have been delivered when posted on the Parent’s website or otherwise made available on the website of the SEC),

(e) as soon as practicable, and in any event within five days after a Responsible Officer of the Parent or the Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, the Borrower shall give the Agent notice specifying the nature of such Default or Event of Default or other event and a statement of the curative action that Borrower or such other Credit Party proposes to take with respect thereto,

(f) within 30 days after the later of (i) the service of process with respect thereto on any Credit Party or (ii) such time as exposure of the Credit Party could be reasonably determined, notice of all actions, suits, or proceedings brought by or against any Credit Party before any Governmental Authority which, if determined adversely to such Credit Party, reasonably would be expected to result in a Material Adverse Change, and

(g) upon the request of Agent, any other report reasonably requested relating to the financial condition of any Credit Parties; provided that such reports shall not be overly burdensome for any Credit Party to prepare.

Borrower agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Borrower as to the timing of such consultations and permit Borrower to be present thereat or to otherwise participate therein) and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning any Credit Party that Agent reasonably may request.

6.4 Returns. Cause returns and allowances, as between any Credit Party and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the Credit Parties, as they exist at the time of the execution and delivery of this Agreement, except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.5 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.6 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against each Credit Party or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Change. Each Credit Party will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

6.7 Insurance.

(a) At each Credit Party’s expense, maintain insurance respecting such Credit Party’s assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks, and maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. Each Credit Party shall deliver copies of all such policies to Agent with a customary lender’s loss payable endorsement naming Agent as loss payee (with respect to the Collateral) or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy.

(b) Each Credit Party shall give Agent prompt notice of any loss of the Collateral valued in excess of $2 million covered by such insurance. Agent shall have the exclusive right to adjust any losses of the Collateral claimed under any such insurance policies during the continuation of an Event of Default, without any liability to such Credit Party whatsoever in respect of such adjustments. Any monies received as payment for any loss of the Collateral under any insurance policy mentioned above (other than liability insurance policies) during any Triggering Period or during the continuation of an Event of Default, shall be paid over to Agent to be applied to the prepayment of the Obligations with amounts so prepaid available to be reborrowed subject to Section 3.3.

(c) No Credit Party will take out separate insurance concurrent in form or contributing in the event of loss of the Collateral with that required to be maintained under this Section 6.7, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Each Credit Party immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.8 Location of Inventory/Chief Executive Offices. Keep each Credit Party’s Inventory only at the locations identified on Schedule 5.4 (except for Inventory that (i) in the aggregate has a value of less than $1,000,000 or (ii) is in transit between the locations identified on Schedule 5.4) and their chief executive offices only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend (a) Schedule 5.4, on behalf of any Credit Party as contemplated by Section 6.13, and (b) Schedule 5.6, on behalf of any Credit Party, provided in the case of clause (b) hereof so long as (i) such amendment occurs by written notice to Agent not less than 30 days prior to the date such chief executive office is relocated and (ii) such new location is within the United States or any U.S. Territory. Within a commercially reasonable time following written notification with respect to any Non-Owned Warehouse, Borrower shall provide Agent a Collateral Access Agreement with respect thereto and if such agreement has not been obtained, Borrower’s Eligible Landed Inventory at that location shall be subject to the establishment of Reserves as set forth in the definition of “Eligible Landed Inventory”.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

6.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Credit Party is a party or by which any Credit Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or unless nonpayment of such rents and other amounts, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11 Existence. At all times preserve and keep in full force and effect each Credit Party’s valid existence and good standing and any rights and franchises material to their businesses.

6.12 Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change: (a) keep any property either owned or operated by any Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party, and (iii) notice of any violation, citation, or other administrative order received by any Credit Party.

6.13 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made; provided, that with respect to Schedules E-1 (in respect of Pool Locations), E-2, 1.1(b), 5.4, 5.17, and 5.20, Borrower shall provide updates to such Schedules as necessary in its discretion to reflect material changes thereto occurring before any quarterly update thereto, but in any event no less than quarterly; provided, further, that any reference herein to any Schedule(s) shall be deemed to be a reference to such Schedule(s) as updated pursuant hereto. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.14 Formation of Subsidiaries. At the time that any Credit Party forms or acquires any direct or indirect Wholly Owned Domestic Subsidiary after the Closing Date (other than an Excluded Subsidiary or Unrestricted Subsidiary), such Credit Party shall (a) cause such new Wholly Owned Domestic Subsidiary to provide to Agent a joinder to this Agreement (as a Guarantor and Credit Party), together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Wholly Owned Domestic Subsidiary (other than any such assets that would not be required to be subject to Agent’s Liens if they were assets of any Credit Party)) and (b) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15 Designation of Subsidiaries

The board of directors of the Parent may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it previously had been designated as an Unrestricted Subsidiary, (c) any such designation shall be deemed to be an Investment requiring compliance with Section 7.10 (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Parent’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary of the Parent’s, Borrower’s or another Restricted Subsidiary’s Indebtedness) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Parent, Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i) above, on a Consolidated basis in accordance with GAAP, and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness of the Parent. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.16 Segregation of Collateral

The proceeds of any Term Facility Priority Collateral (as defined in the Intercreditor Agreement) in connection with an Asset Sale permitted by the terms of Section 8.4 of the Term Loan Agreement shall be segregated in a separate deposit account designated by Borrower to Agent.

7.	NEGATIVE COVENANTS.

Each Credit Party, jointly and severally, covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Credit Party will not and will not permit any of its Restricted Subsidiaries, to do any of the following:

7.1 Indebtedness. Create, incur, assume, guarantee, or otherwise become, directly or indirectly, liable (“incur”) with respect to any Indebtedness, provided, however that a Credit Party may incur Indebtedness so long as (a) no Triggering Period is then continuing or would result therefrom, (b) no Default shall have occurred and be continuing, and (c) the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, provided further that the provisions of this Section 7.1 shall not prohibit the creation, incurrence, assumption, guarantee or existence of any of the following:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, including the Guaranteed Obligations, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit and any other Obligations that constitute Indebtedness, including all Indebtedness under any Incremental Facility;

(b) Indebtedness evidenced by the Term Loan Agreement and the other Term Loan Documents, together with all Obligations as defined in the Term Loan Agreement, including all Indebtedness under any Incremental Term Loans as provided for under the Term Loan Agreement as in effect as of the date hereof (the “Term Loan Obligations”);

(c) Qualified Refinancing Indebtedness;

(d) Indebtedness existing as of the date hereof and set forth on Schedule 5.19,

(e) Permitted Purchase Money Indebtedness,

(f) refinancings, renewals, or extensions of Indebtedness permitted under clauses (d) and (e) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (vi) is otherwise on terms, taken as a whole, no less favorable to the Group Members than those of such Indebtedness, other than market interest rates and fees, (vii) no Event of Default shall have occurred and be continuing (viii) the collateral, if applicable, granted pursuant to any such refinancing Indebtedness is the same or less than the collateral under the Indebtedness being extended, renewed or replaced and (ix) such modification, refinancing, refunding, renewal or extension shall not include: (A) Indebtedness of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness of the Borrower, (B) Indebtedness of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness of a Guarantor or (C) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary,

(g) Indebtedness of any Credit Party to any other Credit Party and Indebtedness of a Credit Party guaranteeing Indebtedness of another Credit Party otherwise permitted under this Section 7.1;

(h) Indebtedness of the Borrower and the Restricted Subsidiaries which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or obligations incurred in the ordinary course of business;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts or securities accounts maintained in the ordinary course of business;

(j) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Credit Party;

(k) endorsement of instruments or other payment items for deposit;

(l) Indebtedness under Capital Leases arising out of Permitted Sale-Leasebacks made in compliance with Section 7.16, in an aggregate amount not to exceed at any time $50,000,000;

(m) Indebtedness under Hedge Agreements incurred for bona fide hedging purposes and not for speculation;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date in connection with a Permitted Acquisition and any refinancing permitted under Section 7.1(f); provided, that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) after giving effect to the assumption of such Indebtedness (A) the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis, and (B) if such Indebtedness is secured by a Lien on any assets of such Person, the Senior Secured Leverage Ratio would be less than 3.0 to 1 on a Pro Forma Basis, (iii) such Indebtedness is not guaranteed in any respect by the Borrower, any Guarantor or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) and (iv) except for Indebtedness consisting of Capital Lease Obligations, revenue bonds, purchase money Indebtedness or mortgages or other Liens on specific assets no portion of such Indebtedness matures prior to the Maturity Date;

(o) other Indebtedness of the Parent and the Restricted Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided, however, that Indebtedness of Persons which are not Credit Parties pursuant to this clause (o) shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding; and

(p) Indebtedness of the Credit Parties not otherwise permitted under this Section 7.1 and refinancings thereof permitted pursuant to Section 7.1(f); provided, however, that after giving effect to the occurrence of such Indebtedness (A) no Default or Event of Default shall have occurred and be continuing and (B) the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness.

7.2 Liens. Create, incur, or assume, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) or (p) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness);

(b) Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(c) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 7.1(n); provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any refinancing thereof permitted by Section 7.1(f).

7.3 Restrictions on Fundamental Changes/Disposal of Assets. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) any Credit Party may be merged with or into a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Credit Party; provided, (i) at the time of any such merger, no Event of Default shall exist or shall result from such merger, and (ii) in the case of such a merger, a Credit Party shall be the continuing or surviving Person;

(b)Permitted Dispositions;

(c) Asset Sales not otherwise permitted hereunder; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (ii) at the time of any such Asset Sale, no Event of Default shall exist or shall result from such Asset Sale; (iii) in the case of Asset Sales consisting of the Collateral and in the case of any Asset Sale if Availability is less than $60,000,000 at the time of such Asset Sale, no less than 80% of the consideration therefor shall be paid in cash; and (iv) at the time of such Asset Sale and after giving effect thereto, the aggregate sales price of all Asset Sales, together, since the Closing Date shall not exceed, in the case of Asset Sales consisting of the Collateral, (A) if availability is less than $60,000,000 at the time of such Asset Sale, 5% of the Consolidated Net Tangible Assets of the Parent and its Subsidiaries determined in accordance with GAAP and (B) if Availability is equal to or in excess of $60,000,000 at the time of such Asset Sale, 10% of the Consolidated Net Tangible Assets of the Parent and its Subsidiaries determined in accordance with GAAP, in each case as aggregated with all other Asset Sales occurring after the Closing Date;

(d) Asset Sales of stores developed by any Credit Party in connection with Permitted Sale-Leasebacks, provided that the proceeds of any such Permitted Sale-Leaseback shall be entirely in cash and shall not be less than 100% of the fair market value of the property or equipment being sold; and

(e) dispositions listed on Schedule 7.3.

7.4 Change Name. Except as specified in Schedule 7.4 as of the Closing Date, change the name, FEIN, organizational identification number, state of organization or organizational identity of any Credit Party; provided, however, that any Credit Party may change any of the foregoing upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, such Credit Party provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.5 Nature of Business. Make any material change in the principal nature of its or their business. Any change in the types of products sold or the methods or channels of distribution shall not constitute a material change in the principal nature of the business of the Credit Parties.

7.6 Amendments. Amend or otherwise change the terms of any Subordinated Indebtedness if the effect of such amendment or other change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or change any condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise modify the same in a manner favorable to the Credit Parties), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or if the effect of any such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or representative on their behalf) which would be adverse to any Credit Party or the Lenders.

7.7 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.8 Distributions. Make or set apart any sum for any Restricted Payment, except that (i) Parent may make regularly scheduled payments of interest in respect of the Senior Subordinated Notes in accordance with the subordination provisions contained in the Indenture; (ii) any Credit Party may make Restricted Payments to any other Credit Party; and (iii) Parent may make Restricted Payments consisting of the repurchase of Parent stock in connection with the exercise of employee stock options in the ordinary course of business on a basis that is "net of taxes" or any equivalent gross exercise and repurchase to fund tax liabilities to the extent required under applicable employee contractual arrangements.

Notwithstanding the foregoing, Borrower or any Restricted Subsidiary may make any Restricted Payment so long as (a) Availability after giving effect to such Restricted Payment is at least $50,000,000 both before and as projected by the Borrower on a Pro Forma Basis for the three month period following such Restricted Payment, (b) no Default or Event of Default is continuing or would result therefrom and (c) such Restricted Payments are in an amount not to exceed the sum of (i) $50,000,000 and (ii) the Applicable Amount in the aggregate at any time outstanding; provided, that Borrower shall give Agent prompt notice of any such Restricted Payment in an amount greater than $10,000,000.

7.9 Accounting Methods; Fiscal Year. Modify or change (a) its fiscal year, or (b) its method of accounting (other than as may be required to conform to GAAP or as otherwise permitted by GAAP and disclosed to the Lenders and the Agent), in each case other than as set forth in Schedule 7.9.

7.10 Investments. Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 7.10;

(b) Investments in cash and Cash Equivalents;

(c) Investments in payment intangibles, chattel paper (each as defined in the Uniform Commercial Code) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Group Members;

(d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;

(e) Investments (i) among Credit Parties, (ii) among Qualified Restricted Subsidiaries, (iii) among Restricted Subsidiaries that are not Qualified Restricted Subsidiaries or Guarantors, (iv) from any Restricted Subsidiary to any Credit Party, (v) from any Credit Party to any Qualified Restricted Subsidiary; provided, however, that at the date of, and after giving effect to any such Investment made pursuant to this clause (e)(v) or clause (i)(B) below, the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis, and provided further, that, the aggregate outstanding amount of all such Investments permitted pursuant to this clause (e)(v), together with all such Investments in Permitted Acquisitions permitted pursuant to clause (i)(B) below, shall not exceed $250,000,000;

(f) Investments in respect of (i) Hedge Agreements permitted under Section 7.18 and (ii) any note hedge transaction entered into in connection with any issuance of Qualified Refinancing Indebtedness;

(g) loans or advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $10,000,000 at any time;

(h) Obligations in respect of guarantees permitted by Section 7.1;

(i) Investments in any Person that becomes a Credit Party or a Qualified Restricted Subsidiary or in any assets that are acquired by a Credit Party or a Qualified Restricted Subsidiary, in each case, in connection with any Permitted Acquisition consummated after the Closing Date; provided, however, that at the date of, and after giving effect to any such Investment made pursuant to this clause (i), the Parent would be in compliance with the Consolidated Coverage Test for the most recently ended Test Period, determined on a Pro Forma Basis, and provided further, that, (A) the fair market value (determined in good faith by the Borrower) of such Investments (or portion thereof) in Persons that become Loan Parties or in assets that are acquired by Loan Parties shall not exceed $500,000,000 in the aggregate, except for any such Investment to the extent the consideration for which consists of Qualified Capital Stock of the Parent and (B) the fair market value (determined in good faith by the Borrower) of such Investments (or portion thereof) in Persons that become Qualified Restricted Subsidiaries or in assets that are acquired by Qualified Restricted Subsidiaries shall not, together with all such Investments permitted pursuant to clause (e)(v) above, exceed $250,000,000 in the aggregate (it being understood that additional Investments in connection with Permitted Acquisitions, including Investments in Restricted Subsidiaries that are not Loan Parties or Qualified Restricted Subsidiaries, may be made in reliance on clause (j) below);

(j) Investments in an amount not to exceed at the date of, and after giving effect to such Investment, the sum of (i) the greater of (a) $75,000,000 and (b) 2.5% of the Total Assets of the Borrower and the Restricted Subsidiaries taken as a whole at such time and (ii) the Applicable Amount in the aggregate at any time outstanding; provided, that Availability after giving effect to such Investment is at least $50,000,000; and

(k) Investments permitted by Section 7.1(o).

7.11 Transactions with Affiliates. Other than as set forth on Schedule 7.11, the Parent shall not, nor shall it permit Borrower or any Restricted Subsidiary to effect any transaction with any of its respective Affiliates that is not a Restricted Subsidiary on a basis less favorable to the Borrower or such Restricted Subsidiary than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party.

7.12 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.13 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents and any agreements governing Purchase Money Indebtedness or Capital Lease Obligations permitted by Section 7.1(l) (in the case of agreements permitted by such clause, any prohibition or limitation shall only be effective against the assets financed thereby), the Parent shall not, and shall not permit the Borrower or any of the Restricted Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Restricted Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of any Restricted Subsidiary, other than customary provisions in Joint Venture agreements and other similar agreements relating solely to the securities, assets and revenues of such Joint Venture, to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

7.14 Modification of Governing Documents

The Parent shall not, nor shall it permit any Restricted Subsidiary to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Governing Documents, except for changes and amendments that do not materially affect the rights and privileges of any Restricted Subsidiary and do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

7.15 Modification of Related Documents.

Alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications that do not materially affect the rights and privileges of any Restricted Subsidiary under such Related Document and that do not materially affect the interests of the Secured Parties (as defined in the Pledge and Security Agreement) under the Loan Documents or in the Collateral).

7.16 Sales and Lease-Backs. Directly or indirectly, enter into or become liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a “Sale-Leaseback”), which such Credit Party (a) has sold or transferred or is to sell or transfer to any other Person (other than a Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than another Credit Party) in connection with such lease; provided, however that a Credit Party may enter into Sale-Leasebacks not involving the Collateral at market rates and subject to compliance with Section 7.3(b)(iv) provided that the aggregate amount of such Sale-Leasebacks since the Closing Date shall not exceed $30,000,000 (“Permitted Sale-Leasebacks”). For the avoidance of doubt, Sale-Leasebacks that result in Capital Leases shall be treated as Indebtedness for all purposes of this Agreement.

7.17 Minimum Fixed Charge Coverage Ratio

At any time that a Triggering Period has occurred and is continuing, Parent and its Restricted Subsidiaries shall have on a consolidated basis at the end of each fiscal month, a Consolidated Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.0:1.0.

7.18 No Speculative Transactions

The Parent shall not, nor shall it permit any Restricted Subsidiary to, engage in any speculative transaction or in any transaction involving Hedge Agreements except for the sole purpose of hedging in the normal course of business and consistent with industry practices; provided, for the avoidance of doubt, the provisions of this Section 7.18 shall not apply to (a) any note hedge transaction entered into in connection with the issuance of any Qualified Refinancing Indebtedness or (b) any warrant transaction entered into concurrently with any note hedge transaction described in clause (a) above.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrower fails to pay (a) when due any installment of principal of any Obligations, whether at stated maturity, by acceleration or otherwise, (b) when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (c) any interest on any Obligations or any fee or any other amount due with respect to the Obligations within three (3) Business Days after the date due;

8.2 If Borrower:

(a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.7(a), 6.11, and 7.1 through 7.18 of this Agreement;

(b) fails or neglects to perform, keep, or otherwise observe any term, provision, condition, covenant, or agreement contained in Sections 2.7(b), 2.7(g), 2.7(h), 2.7(i), 6.2 or 6.9 of this Agreement and such failure continues for a period of 15 days; or

(c) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days from the earlier of (a) a Responsible Officer of the Borrower becoming aware of such failure or (b) notice thereof from Agent or a Lender;

8.3 If any money judgment, writ or warrant of attachment or similar process involving individually or in the aggregate, an amount in excess of $25,000,000 to the extent not adequately covered by insurance shall be entered or filed against the Borrower, the Parent or any of the Restricted Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

8.4 If an Insolvency Proceeding is commenced by Borrower, Parent or any of the Restricted Subsidiaries or Borrower admits in writing its inability to, or is generally unable to, pay its debts as such debts become due;

8.5 If an Insolvency Proceeding is commenced against Borrower, Parent, or any Restricted Subsidiary, and any of the following events occur: (a) Borrower, Parent or such Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, Parent or any Restricted Subsidiary, or (e) an order for relief shall have been entered therein;

8.6 If there is a default in one or more agreements to which Borrower, Parent, or any Restricted Subsidiary is a party relative to Indebtedness of the Borrower, Parent, or any Restricted Subsidiary having a principal amount in excess of $25,000,000, or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the obligations of the Borrower, Parent, or any Restricted Subsidiary thereunder or to terminate such agreement;

8.7 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Credit Party, or any officer, employee, agent, or director of any Credit Party;

8.8 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.9 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, Parent, or any Restricted Subsidiary, or a proceeding shall be commenced by Borrower, Parent, or any Restricted Subsidiary, or by any Governmental Authority having jurisdiction over Borrower, Parent, or any Restricted Subsidiary, seeking to establish the invalidity or unenforceability thereof, or Borrower, Parent, or any Restricted Subsidiary shall deny that it has any liability or obligation purported to be created under any Loan Document.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Credit Party:

(a) Declare all Obligations (or any portion thereof), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease (or restrict) advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c) Upon notice to Borrower (except with respect to an Event of Default under Sections 8.4 or 8.5, in which case no notice shall be required), terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with any Credit Party’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Cause any Credit Party to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of such Credit Party or in such Credit Party’s possession;

(f) Without notice to or demand upon any Credit Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Credit Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Credit Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of any Credit Party’s owned or leased premises, each Credit Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Credit Party (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Credit Party held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Credit Party held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Each Credit Party hereby grants to Agent a non-exclusive license or other right to use, without charge, such Credit Party’s instruments and General Intangibles, including, without limitation, labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, merchandising systems, inventory locations, fixed assets or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Credit Party’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Collateral as follows:

(i) Agent shall give Borrower on behalf of the Credit Parties, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Credit Party.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If any Credit Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such Reserves in Borrower’s Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which each such Credit Party may in any way be liable.

11.2 The Lender Group’s Liability for Collateral. Each Credit Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.

11.3 Indemnification. Each Credit Party shall jointly and severally pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Credit Party’s compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence (as opposed to negligence) or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Credit Party with respect thereto.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by the Credit Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to the Credit Parties or Agent, as the case may be, at its address set forth below:

If to any Credit Party:	COLLECTIVE BRANDS FINANCE, INC.
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
Attn: General Counsel
Fax No. (785) 368-7524

With a copy to:	SULLIVAN & CROMWELL LLP
1888 Century Park East, 21st Floor
Los Angeles, California 90067
Attn: Hydee Feldstein
Fax No. (310) 712-8800

If to Agent:	WELLS FARGO RETAIL FINANCE, LLC
One Boston Place, 18th Floor
Boston, Massachusetts, 02108
Attn: Jennifer Cann
Fax No. (617) 523-4032

With a copy to:	WINSTON & STRAWN LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attn: Matthew D. O'Meara
Fax No. (312) 558-7500

Agent and any Credit Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Credit Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY IN THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE CREDIT PARTIES AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) EACH OF THE CREDIT PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE CREDIT PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of any Credit Party, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Notwithstanding the foregoing, for purposes of Section 16.11, a Participant shall be treated as a Lender that is an assignee of the Originating Lender.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 18.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement, including without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 (and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law).

(h) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender, and the Revolving Commitments of, and principal amount of the Advances owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Credit Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Credit Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Credit Party is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and each Credit Party and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and each Credit Party, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments that is required to take any action hereunder,

(e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release the Collateral other than as permitted by Section 16.12,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens other than with respect to a release of the Collateral otherwise permitted by Section 16.12,

(i) release any Credit Party from any obligation for the payment of money, other than, with respect to any Credit Party other than the Parent, Borrower or Payless Missouri, as would be permitted with respect to a release of the Collateral permitted by Section 16.12, or

(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Landed Inventory, Maximum Revolver Amount, or change Section 2.1(b) (provided that Agent’s establishment and adjustment of the Reserves as permitted by Section 2.1(b) shall not be considered a change for purposes of this Section 15.1(j)),

(k) amend any of the provisions of Section 16, or

(l) amend Section 7.14,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Credit Party, shall not require consent by or the agreement of such Credit Party. For purposes of clarification, other than as required by Section 2.2, no Lender consent will be required with respect to the Revolver Increase (other than the requirement for any individual Lender to increase its Commitment hereunder).

15.2 Replacement of Holdout Lender.

(a) (i) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender fails to give its consent, authorization, or agreement or (ii) if any Lender gives notice to Borrower pursuant to Section 2.14 (in each case, a “Holdout Lender”), then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Credit Party of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFRF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than Section 16.11 and the release provisions in Section 16.12) are solely for the benefit of Agent, and the Lenders, and the Credit Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFRF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of each Credit Party, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of each Credit Party as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of each Credit Party, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Credit Party, the Obligations, the Collateral, the Collections of each Credit Party, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Credit Party or the books or records or properties of any Credit Party or its Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Credit Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Credit Party and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent and the Borrowing Base Certificate, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Credit Party is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of each Credit Party received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of each Credit Party received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of a Credit Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. WFRF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though WFRF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFRF or its Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFRF in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall, in consultation with Borrower, appoint a successor Agent for the Lenders. If no successor Agent is appointed and shall have accepted such appointment prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders chosen in consultation with Borrower. In any such event (whether an appointment by Agent or by the Required Lenders) described in the two immediately preceding sentences, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Credit Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

16.11 Withholding Taxes.

(a) If any Lender is a “foreign person” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement to the Lender and at any other time reasonably requested by Agent or Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before the first payment of any interest to the Lender under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest to the Lender is due under this Agreement and at any other time reasonably requested by Agent or Borrower; and

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax, as reasonably requested by Agent or Borrower at times reasonably requested by Agent or Borrower.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) Subject to Section 16.11(e), if any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e) All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). To the extent permitted by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every pay-ment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful mis-conduct or gross negligence or (iii) as provided in Section 16.11(f). Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(f) Notwithstanding anything in this Section 16.11, Borrower will not be required to make payments under this Section 16.11 (including any increased payments under Section 16.11(e)) with respect to taxes that are imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office outside the United States), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 16.11.

(g) If any payment by the Borrower is made to or for the account of the Lender after deduction for or on account of any Taxes, and increased payments are made by Borrower pursuant to this Section 16.11, then, if the Lender reasonably determines that it has received or been granted a refund of, credit against or remission of such Taxes, such Lender shall reimburse to Borrower such amount as such Lender shall determine to be attributable to the relevant Taxes or deduction or withholding; provided, that (i) such Lender shall not be obligated to disclose to Borrower any information regarding its tax affairs and computations, and (ii) nothing herein shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate. If the Lender reasonably determines that a refund or credit is disallowed or reduced, Borrower shall promptly reimburse the Lender to the extent of such disallowance or reduction (and any interest paid to any applicable taxing authority).

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion (it being understood that such release shall be mandatory under the circumstances described in clauses (ii) and (iv) below if no Event of Default has occurred and is continuing at the time of such circumstances described in clause (ii) and (iv) below), to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.3 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry) in which case Agent shall release such Collateral at the request of Borrower, (iii) constituting property in which no Credit Party owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Credit Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Credit Party in respect of) all interests retained by each Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Credit Party or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of the Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that each of Agent and Borrower (i) do not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report, except with respect to Borrower to the extent that it has supplied materially false or misleading information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding the applicable Credit Party and will rely significantly upon the Books, as well as on representations of such Credit Party’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Credit Party and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.8, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Credit Party, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Credit Party, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party to Agent that has not been contemporaneously provided by such Credit Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Credit Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to such Credit Party a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Credit Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Winston & Strawn LLP (“Winston”) only has represented and only shall represent WFRF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Winston does not represent it in connection with any such matters.

17.	GUARANTY.

17.1 Guaranty of the Obligations. Subject to the provisions of Section 17.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Lender Group the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) (collectively, the “Guaranteed Obligations”).

17.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 17.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 17.2), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 17.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 17.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 17.2.

17.3 Payment by Guarantors. Subject to Section 17.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any member of the Lender Group may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of the Lender Group, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender Group as aforesaid.

17.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any member of the Lender Group with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Any member of the Lender Group, upon such terms as it deems appropriate, without or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such member of the Lender Bank Group in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such member of the Lender Bank Group may have against any such security, in each case as such member of the Lender Bank Group in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other right available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment the Guaranteed Obligations (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations or any agreement relating thereto, at any time being found to be illegal invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guarantee Obligations, even though any member of the Lender Group might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any member of the Lender Group’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any member of the Lender Group in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

17.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender Group: (a) any right to require any member of the Lender Group, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any member of the Lender Group in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any member of the Lender Group whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any member of the Lender Group’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any member of the Lender Group protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 17.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

17.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any member of the Lender Group now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any member of the Lender Group. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 17.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any member of the Lender Group may have against Borrower, to all right, title and interest any member of the Lender Group may have in any such collateral or security, and to any right any member of the Lender Group may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

17.7 Subordination Of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of the Lender Group and shall forthwith be paid over to Agent for the benefit of the Lender Group to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

17.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

17.9 Authority of Guarantors or Borrower. It is not necessary for any member of the Lender Group to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

17.10 Financial Condition of Borrower. Any Advance may be made to Borrower or continued from time to time, and any other agreements relating to the Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such other agreement is entered into, as the case may be. No member of the Lender Group shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any member of the Lender Group to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any member of the Lender Group.

17.11 Bankruptcy, Etc.

(a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender Group that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any member of the Lender Group as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

18.	GENERAL PROVISIONS.

18.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Credit Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.

18.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Credit Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5 Amendments in Writing. This Agreement only can be amended by a writing signed by Agent (on behalf of the requisite Lenders pursuant to Section 15.1) and each Credit Party.

18.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Credit Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of such Credit Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8 Confidentiality. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding any Credit

Party, its operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, who are advised about the confidentiality of such information (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.8 or similar confidentiality agreement, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (d) as may be agreed to in advance by such Credit Party or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process regulation (with prompt notice to Borrower so that Borrower may seek a protective order or other appropriate remedy and/or waive Agent’s or any Lender’s compliance with the provisions of this Section 18.8), (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by or on behalf of Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that the disclosing party shall use its best efforts to ensure that such documents are filed under seal. The provisions of this Section 18.8 shall survive the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

18.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.10 Patriot Act Notice. Agent and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Agent, as applicable to identify such Credit Party in accordance with the Patriot Act. Each Credit Party shall, and shall cause the Subsidiaries to provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

18.11 Amendment and Restatement.

(a) On the Closing Date, the Prior Loan Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Prior Loan Agreement) under the Prior Loan Agreement as in effect prior to the Closing Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the Collateral Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Prior Loan Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, each of Borrower and each other Credit Party hereby fully and unconditionally ratifies and affirms all Collateral Documents and agrees that all Collateral granted under the Prior Loan Agreement shall from and after the Closing Date secure all Obligations hereunder.

(b) Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Credit Parties contained in the Prior Loan Agreement, each of Borrower and each other Credit Party acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of any Credit Party contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Prior Loan Agreement or any other Loan Document executed in connection therewith shall survive the execution and delivery of this Agreement; provided, that the Obligations under the other Loan Documents shall also continue in full force and effect including, without limitation, the Obligations of each Credit Party pursuant to the Guaranty.

(c) All indemnification obligations of each Credit Party pursuant to the Prior Loan Agreement (including any arising from a breach of the representations and warranties thereunder) shall survive the amendment and restatement of the Prior Loan Agreement pursuant to this Agreement.

(d) On and after the Closing Date, each reference in the Loan Documents to the “Loan Agreement”, “thereunder”, “thereof” or similar words referring to the Loan Agreement shall mean and be a reference to this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AGENT:

WELLS FARGO RETAIL FINANCE, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:  /s/ Jennifer Cann
Name: Jennifer Cann
Title:  Senior Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

LENDERS:

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:   /s/ Daniel O’Rourke
Name: Daniel O’Rourke
Title:  Director

Signature Page to Amended and Restated Loan and Guaranty Agreement

BANK OF AMERICA, N.A., as a Lender

By:   /s/ Stephan DeManna
Name: Stephen DeManna
Title:  Managing Director

Signature Page to Amended and Restated Loan and Guaranty Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:   /s/ Patrick J. Fravel
Name: Patrick J. Fravel
Title:  Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:   /s/ Joe Curdy
Name: Joe Curdy
Title:   Director

Signature Page to Amended and Restated Loan and Guaranty Agreement

LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, LLC, as Agent for Standard Federal Bank National Association, as a Lender

By:   /s/ Steve Friedlander
Name: Steve Friedlander
Title:  Senior Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

CITICORP NORTH AMERICA, INC., as a Lender

By:   /s/ Jeffrey Nitz
Name: Jeffrey Nitz
Title:  Director

Signature Page to Amended and Restated Loan and Guaranty Agreement

CREDIT PARTIES:

COLLECTIVE BRANDS FINANCE, INC. (f/k/a Payless ShoeSource Finance, Inc.),
as Borrower

By:   /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

COLLECTIVE BRANDS, INC. (f/k/a Payless ShoeSource, Inc.), a Delaware corporation, as Parent

By: /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Senior Vice-President - Chief Financial Officer and Treasurer

COLLECTIVE INTERNATIONAL, LP.,
a Delaware limited partnership

By: Payless Collective GP, LLC, its Managing Member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

COLLECTIVE LICENSING INTERNATIONAL, LLC,
a Delaware limited liability company

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President and Treasurer

Signature Page to Amended and Restated Loan and Guaranty Agreement

DYELIGHTS, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

PAYLESS COLLECTIVE GP, LLC,
a Delaware limited liability company

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Treasurer

PAYLESS NYC, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PAYLESS PURCHASING SERVICES, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PAYLESS SHOESOURCE DISTRIBUTION, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President and Treasurer

PAYLESS SHOESOURCE GOLD VALUE, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

Signature Page to Amended and Restated Loan and Guaranty Agreement

PAYLESS SHOESOURCE LEASING, LLC,
a Delaware limited liability company

By: Payless ShoeSource, Inc., its sole member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Senior Vice President - Chief Financial Officer and Treasurer

PAYLESS SHOESOURCE MERCHANDISING, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Senior Vice President and Treasurer

PAYLESS SHOESOURCE WORLDWIDE, INC.
a Kansas corporation

By: /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Senior Vice President - Chief Financial Officer and Treasurer

PAYLESS SHOESOURCE, INC.,
a Missouri corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Senior Vice President - Chief Financial Officer and Treasurer

PSS CANADA, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PSS DELAWARE COMPANY 2, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

Signature Page to Amended and Restated Loan and Guaranty Agreement

PSS DELAWARE COMPANY 3, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PSS DELAWARE COMPANY 4, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PSS INVESTMENT I, INC.,
a Nevada corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

PSS INVESTMENT III, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

ROBEEZ LOGISTICS INC.,
a Nevada corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

ROBEEZ U.S. HOLDINGS INC.,
a Nevada corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

ROBEEZ U.S., INC.,
a Washington corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SAN JOSE ACQUISITION CORP.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

SAUCONY UK, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SAUCONY, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SAUCONY/ECOM, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SHOE SOURCING, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

Signature Page to Amended and Restated Loan and Guaranty Agreement

SPERRY TOP-SIDER, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

S R HOLDINGS INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE INTERNATIONAL CORP.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SR/ECOM, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SRCG LLC,
a Delaware limited liability company

By: Stride Rite Children's Group, Inc., its sole member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SRCG/ECOM, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

SRL, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

SRR, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE CHILDREN'S GROUP, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE INTERNATIONAL HOLDINGS, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE INTERNATIONAL LLC,
a Delaware limited liability company

By: Stride Rite International Holdings, Inc., its sole member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE INVESTMENT CORPORATION,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

STRIDE RITE LLC,
a Delaware limited liability company

By: Stride Rite Children's Group, Inc., its sole member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STRIDE RITE SOURCING INTERNATIONAL, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

STS/ECOM, INC.,
a Delaware corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

THE KEDS CORPORATION,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

TOMMY HILFIGER FOOTWEAR, INC.,
a Massachusetts corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

KEDS LLC,
a Delaware limited liability company

By: The Keds Corporation, its sole member

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  Vice President

Signature Page to Amended and Restated Loan and Guaranty Agreement

EASTBOROUGH, INC.,
a Kansas corporation

By:  /s/ Ullrich E. Porzig
Name: Ullrich E. Porzig
Title:  President

Signature Page to Amended and Restated Loan and Guaranty Agreement

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions	1
	1.2	Accounting Terms	41
	1.3	Code	41
	1.4	Construction	41
	1.5	Schedules and Exhibits	42

2.	LOAN AND TERMS OF PAYMENT.		42
	2.1	Revolver Advances	42
	2.2	Revolver Increase	43
	2.3	Borrowing Procedures and Settlements	44
	2.4	Payments	51
	2.5	Overadvances	53
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	53
	2.7	Cash Management.	55
	2.8	Crediting Payments	59
	2.9	Designated Account	59
	2.10	Maintenance of Loan Account; Statements of Obligations	59
	2.11	Fees	60
	2.12	Letters of Credit.	60
	2.13	LIBOR Option	64
	2.14	Capital Requirements	67

3.	CONDITIONS; TERM OF AGREEMENT.		67
	3.1	Conditions Precedent to the Initial Extension of Credit	67
	3.2	[Intentionally Omitted]	71
	3.3	Conditions Precedent to all Extensions of Credit	71
	3.4	Term	71
	3.5	Effect of Termination	71
	3.6	Early Termination by Borrower	72

4.	[INTENTIONALLY OMITTED].		72

5.	REPRESENTATIONS AND WARRANTIES.		72
	5.1	No Encumbrances	72
	5.2	Eligible Accounts	73
	5.3	Eligible Inventory	73
	5.4	Location of Inventory	73
	5.5	Inventory Records	73

	5.6	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number.	73
	5.7	Due Organization and Qualification; Subsidiaries.	73
	5.8	Due Authorization; No Conflict.	74
	5.9	Litigation	75
	5.10	No Material Adverse Change	75
	5.11	Fraudulent Transfer	75
	5.12	Employee Benefits	76
	5.13	Environmental Condition	76
	5.14	Investment Company Act	76
	5.15	Intellectual Property	76
	5.16	Leases	76
	5.17	Deposit Accounts	76
	5.18	Complete Disclosure	77
	5.19	Indebtedness	77
	5.20	Credit Card Receipts	77
	5.21	Margin Stock	77
	5.22	Senior Debt	77
	5.23	Anti-Terrorism Laws.	78
	5.24	Related Documents	79

6.	AFFIRMATIVE COVENANTS.		80
	6.1	Accounting System	80
	6.2	Collateral Reporting	80
	6.3	Financial Statements, Reports, Certificates	80
	6.4	Returns	82
	6.5	Maintenance of Properties	82
	6.6	Taxes	83
	6.7	Insurance.	83
	6.8	Location of Inventory/Chief Executive Offices	84
	6.9	Compliance with Laws	84
	6.10	Leases	84
	6.11	Existence.	84
	6.12	Environmental	84
	6.13	Disclosure Updates	85
	6.14	Formation of Subsidiaries	85
	6.15	Designation of Subsidiaries	85
	6.16	Segregation of Collateral	86

7.	NEGATIVE COVENANTS.		86
	7.1	Indebtedness	86
	7.2	Liens	89
	7.3	Restrictions on Fundamental Changes/Disposal of Assets	89

	7.4	Change Name	90
	7.5	Nature of Business	90
	7.6	Amendments	91
	7.7	Change of Control	91
	7.8	Distributions	91
	7.9	Accounting Methods; Fiscal Year	91
	7.10	Investments	92
	7.11	Transactions with Affiliates	93
	7.12	Use of Proceeds	93
	7.13	Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge	93
	7.14	Modification of Governing Documents	94
	7.15	Modification of Related Documents.	94
	7.16	Sales and Lease-Backs	94
	7.17	Minimum Fixed Charge Coverage Ratio	94
	7.18	No Speculative Transactions	95

8.	EVENTS OF DEFAULT.		95

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.		97
	9.1	Rights and Remedies	97
	9.2	Remedies Cumulative	99

10.	TAXES AND EXPENSES.		100

11.	WAIVERS; INDEMNIFICATION.		100
	11.1	Demand; Protest; etc.	100
	11.2	The Lender Group’s Liability for Collateral	100
	11.3	Indemnification	100

12.	NOTICES.		101

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		102

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		103
	14.1	Assignments and Participations	103
	14.2	Successors	106

15.	AMENDMENTS; WAIVERS.		106
	15.1	Amendments and Waivers	106
	15.2	Replacement of Holdout Lender.	108
	15.3	No Waivers; Cumulative Remedies	108

16.	AGENT; THE LENDER GROUP.		109

	16.1	Appointment and Authorization of Agent	109
	16.2	Delegation of Duties	110
	16.3	Liability of Agent	110
	16.4	Reliance by Agent	110
	16.5	Notice of Default or Event of Default	111
	16.6	Credit Decision	111
	16.7	Costs and Expenses; Indemnification	112
	16.8	Agent in Individual Capacity	112
	16.9	Successor Agent	113
	16.10	Lender in Individual Capacity	113
	16.11	Withholding Taxes	114
	16.12	Collateral Matters	116
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	117
	16.14	Agency for Perfection	118
	16.15	Payments by Agent to the Lenders	118
	16.16	Concerning the Collateral and Related Loan Documents	118
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	119
	16.18	Several Obligations; No Liability	120
	16.19	Legal Representation of Agent	120

17.	GUARANTY.		120
	17.1	Guaranty of the Obligations.	120
	17.2	Contribution by Guarantors	121
	17.3	Payment by Guarantors	122
	17.4	Liability of Guarantors Absolute	122
	17.5	Waivers by Guarantors	124
	17.6	Guarantors’ Rights of Subrogation, Contribution, Etc	125
	17.7	Subordination Of Other Obligations	126
	17.8	Continuing Guaranty	126
	17.9	Authority of Guarantors or Borrower	126
	17.10	Financial Condition of Borrower	126
	17.11	Bankruptcy, Etc	127

18.	GENERAL PROVISIONS.		127
	18.1	Effectiveness	127
	18.2	Section Headings	128
	18.3	Interpretation	128
	18.4	Severability of Provisions	128
	18.5	Amendments in Writing	128
	18.6	Counterparts; Telefacsimile Execution	128
	18.7	Revival and Reinstatement of Obligations	128
	18.8	Confidentiality	128

18.9	Integration	129
18.10	Patriot Act Notice	130
18.11	Amendment and Restatement.	130

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit G	Form of Pledge and Security Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit M	Form of Borrowing Base Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule D-2	Group Concentration Account
Schedule E-1	Eligible Inventory Locations
Schedule E-2	Pool Locations
Schedule P-1	Permitted Liens
Schedule 1.1(b)	Qualified Restricted Subsidiary
Schedule 3.1(d)	Real Property
Schedule 5.4	Locations of Inventory
Schedule 5.6(a)	States of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	FEINs
Schedule 5.7(b)	Capitalization of Borrower
Schedule 5.7(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.9	Litigation
Schedule 5.12	Employee Benefits
Schedule 5.13	Environmental Matters
Schedule 5.15	Intellectual Property
Schedule 5.17	Deposit Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 5.20	Credit Card Processors
Schedule 6.2	Collateral Reporting
Schedule 6.15	Designation of Subsidiaries
Schedule 7.3	Asset Dispositions
Schedule 7.4	Name Change
Schedule 7.9	Accounting Methods; Fiscal Year
Schedule 7.10	Investments
Schedule 7.11	Transactions with Affiliates

Schedule 6.2
Collateral Reporting

Borrower shall provide Agent with the following documents at the following times in form reasonably satisfactory to Agent:

(a) Borrowing Base Certificate. On a quarterly basis within 20 Business Days of the end of each of Borrower’s fiscal quarters for the immediately preceding fiscal quarter; provided, however, if Revolver Usage at any time exceeds $100,000,000 then the deliveries required by this clause (a) shall be on a monthly basis, not later than fifteen Business Days from the fiscal month end, Borrower shall provide to Agent a signed borrowing base certificate based on the most recent completed fiscal month, in form as approved by Agent and including a detailed calculation of the Borrowing Base (including detail regarding those Accounts of the Credit Parties that are not Eligible Accounts) in the form of Exhibit M to the Amended and Restated Loan and Guaranty Agreement (a “Borrowing Base Certificate”); provided, further, that, during any Triggering Period, Agent may require such borrowing base certificate on such more frequent basis as Agent may determine in its Permitted Direction. Such certificate may be sent to Agent electronically (with an electronic signature) or by facsimile transmission, provided, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the borrowing base certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.

(b) Borrowing Base Certificate Supporting Documents. At any such time as Borrower shall deliver a Borrowing Base Certificate to Agent pursuant to subsection (a) above, Borrower shall provide to Agent each of the following documents in support thereof:

(i) the store stock ledger and warehouse stock ledger reports of the Credit Parties;

(ii) a summary report of the in-transit Inventory of the Credit Parties;

(iii) a report of the gift card balances from the general ledger; and

(iv) a report of the Credit Card Receivables of the Credit Parties.

(c) Additional Documentation. In addition to subsections (a) and (b) above, Agent may, in its Permitted Discretion, from time to time require Borrower to deliver to Agent any of the following documents:

(i) a detailed aging, by total, of the Inventory of the Credit Parties, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent;

(ii) additional supporting documentation for the Borrowing Base Collateral as may be available, including copies of invoices in connection with Credit Parties’ Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Credit Parties’ Accounts and, for Inventory acquired by any Credit Party, purchase orders and invoices;

(iii) a detailed aging, by total, of the Accounts of the Credit Parties, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent;

(iv) Inventory reports specifying the cost and the retail value of Inventory, by category, with additional detail showing additions to and deletions therefrom;

(v) “flash sales report”;

(vi) reconciliation of the stock ledger to the general ledger; and

(vii) such other reports or documents as to the Collateral or the financial condition of the Credit Parties, as requested by Agent.